Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
December 8, 2005

Among

GIBRALTAR INDUSTRIES, INC. and
GIBRALTAR STEEL CORPORATION OF NEW YORK,
as Borrowers,

THE LENDING INSTITUTIONS NAMED HEREIN,
as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as an LC Issuer, Swing Line Lender, Book Runner,
Lead Arranger and Administrative Agent

JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agent and LC Issuer

HARRIS TRUST AND SAVINGS BANK
as Co-Syndication Agent

HSBC BANK USA, NATIONAL ASSOCIATION
as Co-Documentation Agent

MANUFACTURERS AND TRADERS TRUST COMPANY
as Co-Documentation Agent

$300,000,000 Revolving Facility
$230,000,000 Term Facility

i

(Continued)

(Continued)

(Continued)

(Continued)

		Page
Section 11.20	Survival of Representations and Warranties	91
Section 11.21	Severability	91
Section 11.22	Independence of Covenants	91
Section 11.23	Interest Rate Limitation	92
Section 11.24	USA Patriot Act	92

EXHIBITS

v

EXECUTION VERSION

        THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 8, 2005, among the following:

        (i)     GIBRALTAR INDUSTRIES, INC., a Delaware corporation (“GII”) and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (“GSNY,” and together with GII, the “Borrowers” and individually, each a “Borrower”);

(ii) the lending institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”);

        (iii)     KEYBANK NATIONAL ASSOCIATION, a national banking association, as a Lender, an LC Issuer, the lead arranger (the “Lead Arranger”), the sole book runner, Swing Line Lender and administrative agent (the “Administrative Agent”);

(iv) JPMORGAN CHASE BANK, N.A., a national banking association, as a Lender, LC Issuer and a co-syndication agent (a “Co-Syndication Agent”);

(v) HARRIS N.A., a national banking association, as Lender and a Co-Syndication Agent; and

        (vi)     HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State banking corporation, each as a Lender and co-documentation agent (each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”).

RECITALS:

        (1)     The Borrowers and certain lenders are parties to the Credit Agreement, dated as of April 1, 2005 (as amended, the “Original Credit Agreement”).

        (2)     The Borrowers have requested that the Original Credit Agreement be amended and restated to add a new term loan facility thereto and to make certain other modifications.

        (3)     Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to amend and restate the Original Credit Agreement, upon the terms and conditions set forth herein.

AGREEMENT:

        In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS; TERMS AND GENERAL PROVISIONS

        Section 1.01    Certain Defined Terms.    As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

        “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interest of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

        “Additional Security Document” has the meaning provided in Section 6.10(a).

        “Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the offered rate appearing on the applicable electronic page of Reuters (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

        “Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

        “Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated as of the Closing Date between the Borrowers and the Administrative Agent.

        “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of any Borrower or any Borrower’s Subsidiaries.

        “Affiliate Transaction” has the meaning provided in Section 7.10.

        “Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time, (ii) the aggregate principal amount of Swing Loans outstanding at such time, and (iii) the aggregate principal amount of the Term Loans outstanding at such time.

        “Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the principal amounts of all Revolving Loans made by all Revolving Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

        “Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

        “Allocable Amount” means, as of any date of determination, for either Borrower, the maximum amount of liability that could be asserted against such Borrower under this Agreement with respect to the applicable Borrower Payment without (i) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code or Section 2 of either the Uniform Fraudulent Transfer Act (as in effect in any applicable State, the “UFTA”) or the Uniform Fraudulent Conveyance Act (as in effect in any applicable State, the “UFCA”), (ii) leaving such Borrower with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA.

        “AMICO” means Alabama Metal Industries Corporation, a Delaware corporation.

        “Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

       “Applicable Facility Fee Rate” means,

        (i)     Initially, until changed hereunder in accordance with the provisions set forth in this definition, the Applicable Facility Fee Rate shall be 35.0 basis points;

        (ii)     Commencing with the fiscal quarter of the Borrower ended on December 31, 2005, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Facility Fee Rate in accordance with the following matrix, based on the Total Leverage Ratio:

Total Leverage Ratio	Applicable Facility Fee Rate

Greater than 3.75 to 1.00	65.0 bps

Greater than 3.25 to 1.00 but less than or	50.0 bps
equal to 3.75 to 1.00

Greater than 2.75 to 1.00 but less than or	35.0 bps
equal to 3.25 to 1.00

Greater than 2.25 to 1.00 but less than or	27.5 bps
equal to 2.75 to 1.00

Greater than 1.75 to 1.00 but less than or	22.5 bps
equal to 2.25 to 1.00

Greater than 1.25 to 1.00 but less than or	20.0 bps
equal to 1.75 to 1.00

Less than or equal to 1.25 to 1.00	17.5 bps

        (iii)     Changes in the Applicable Facility Fee Rate based upon changes in the Total Leverage Ratio shall become effective on the first day of the month following each Financial Statement Due Date, based upon the Total Leverage Ratio in effect at the end of the applicable period covered (in whole or in part) by the financial statements to be delivered by the applicable Financial Statement Due Date. Notwithstanding the foregoing, during any period when the Borrower Representative has failed to timely deliver the consolidated financial statements referred to in Section 6.01(a) or (b), accompanied by the certificate and calculations referred to in Section 6.01(c), the Applicable Facility Fee Rate shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Total Leverage Ratio at such time.

        “Applicable Lending Office” means, with respect to each Revolving Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes of this Agreement. A lender may have a different Applicable Lending Office for Base Rate Loans and Eurodollar Loans.

        “Applicable Margin” means, with respect to the Revolving Facility:

        (i)     Initially, until changed hereunder in accordance with the following provisions, the Applicable Margin shall be (A) 0 basis points for Base Rate Loans, and (B) 115.0 basis points for Eurodollar Loans;

        (ii)     Commencing with the fiscal quarter of the Borrowers ended on December 31, 2005, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Total Leverage Ratio:

Total Leverage Ratio	Revolving Facility – Applicable Margin for Base Rate Loans	Revolving Facility – Applicable Margin for Eurdollar Loans

Greater than 3.75 to 1.00	0 bps	160.0 bps

Greater than 3.25 to 1.00 but	0 bps	137.5 bps
less than or equal to 3.75 to 1.00

Greater than 2.75 to 1.00 but	0 bps	115.0 bps
less than or equal to 3.25 to 1.00

Greater than 2.25 to 1.00 but	0 bps	97.5 bps
less than or equal to 2.75 to 1.00

Greater than 1.75 to 1.00 but	0 bps	77.5 bps
less than or equal to 2.25 to 1.00

Greater than 1.25 to 1.00 but	0 bps	67.5 bps
less than or equal to 1.75 to 1.00

Less than or equal to 1.25 to 1.00	0 bps	57.5 bps

        (iii)     Changes in the Applicable Margin based upon changes in the Total Leverage Ratio shall become effective on the first day of the month following each Financial Statement Due Date based upon the Total Leverage Ratio in effect at the end of the applicable period covered (in whole or in part) by the financial statements to be delivered by the applicable Financial Statement Due Date. Notwithstanding the foregoing provisions, during any period when (A) the Borrower Representative has failed to timely deliver their consolidated financial statements referred to in Section 6.01(a) or (b), accompanied by the certificate and calculations referred to in Section 6.01(c) or (B) a Default under Section 8.01(a) has occurred and is continuing, the Applicable Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Total Leverage Ratio at such time.

        “Applicable Term Loan Margin” means, with respect to the Term Loan Facility:

        (i)     Initially, until changed hereunder in accordance with the following provisions, the Applicable Term Loan Margin shall be (A) 0 basis points for Base Rate Loans, and (B) 175.0 basis points for Eurodollar Loans;

        (ii)     Commencing with the fiscal quarter of the Borrowers ended on September 30, 2006, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Term Loan Margin in accordance with the following matrix, based on the Total Leverage Ratio:

Total Leverage Ratio	Term Loan Facility – Applicable Term Loan Margin for Base Rate Loans	Term Loan Facility – Applicable Term Loan Margin for Eurdollar Loans

Greater than or equal to 2.50 to 1.00	0 bps	175.0 bps

Less than 2.50 to 1.00	0 bps	150.0 bps

        (iii)     Changes in the Applicable Term Loan Margin based upon changes in the Total Leverage Ratio shall become effective on the first day of the month following each Financial Statement Due Date based upon the Total Leverage Ratio in effect at the end of the applicable period covered (in whole or in part) by the financial statements to be delivered by the applicable Financial Statement Due Date. Notwithstanding the foregoing provisions, during any period when (A) the Borrower Representative has failed to timely deliver their consolidated financial statements referred to in Section 6.01(a) or (b), accompanied by the certificate and calculations referred to in Section 6.01(c) or (B) a Default under Section 8.01(a) has occurred and is continuing, the Applicable Term Loan Margin shall be the highest number of basis points indicated therefor in the above matrix, regardless of the Total Leverage Ratio at such time.

        “Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents.”

        “Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender, or by an entity or an Affiliate of any entity that administers or manages a Lender.

        “Asset Sale” means the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of any Borrower or any Subsidiary) by any Borrower or any Subsidiary to any Person of any of such Borrower’s or such Subsidiary’s respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (ii) any Event of Loss.

        “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

        “Authorized Officer” means (i) with respect to a Borrower or the Borrower Representative, any of the following officers of such Borrower or the Borrower Representative, as applicable: the Chairman, the President, any Vice President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer or the Controller, or such other Person as is authorized in writing to act on behalf of such Borrower or the Borrower Representative, as applicable, and is acceptable to the Administrative Agent; and (ii) with respect to any other Loan Party, the President, any Vice President, the Chief Financial Officer or the Treasurer of such Loan Party, or such other Person as is authorized in writing to act on behalf of such Loan Party and is acceptable to the Administrative Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower Representative.

        “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

        “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; or (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum.

        “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

        “Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, each LC Issuer and the Swing Line Lender and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

        “Borrower” and “Borrowers” have the meaning specified in the first paragraph of this Agreement.

        “Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

        “Borrower Payment” has the meaning provided in Section 1.07.

        “Borrower Representative” means GII in its capacity as Borrower Representative pursuant to Section 1.05.

        “Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

        “Bridge Loan Agreement” means the Term Loan Agreement, dated as of October 3, 2005, by and among the Borrowers, KeyBank National Association, as a lender, the administrative agent and lead arranger and the other lenders named therein.

        “Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

        “Capital Distribution” means a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of any Borrower or any Subsidiary or as a dividend, return of capital or other distribution in respect of any of such Borrower’s or such Subsidiary’s Equity Interest.

        “Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

        “Capitalized Lease Obligations” means all obligations under Capital Leases of the Borrowers or any of their Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrowers and their Subsidiaries prepared in accordance with GAAP.

        “Cash Dividend” means a Capital Distribution of GII payable in cash to the shareholders of the GII with respect to any class or series of Equity Interest of the Borrower.

        “Cash Equivalents” means any of the following:

        (i)     securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

        (ii)     U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

        (iii)     commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

        (vii)     investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

        “Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by any Borrower or any Subsidiary from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss.

        “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

        “Change of Control” means (i) the occupation of a majority of the seats (other than vacant seats) on the board of directors of GII by Persons who were neither (A) nominated by the Board of Directors of GII nor (B) appointed by directors so nominated; (ii) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect), of shares representing more than 50% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of GII; or (iii) the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness Agreement.

        “Charges” has the meaning provided in Section 11.23.

        “CIP Regulations” has the meaning provided in Section 9.07.

        “Claims” has the meaning set forth in the definition of “Environmental Claims.”

        “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Commitment or Swing Line Commitment, in each case, under this Agreement as originally in effect or as amended in accordance with the terms hereof pursuant to Section 11.12(e).

        “Closing Date” means December 8, 2005.

        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        “Collateral” means the “Collateral” as defined in the Security Agreement, together with any other collateral (whether real property or personal property) covered by any Security Document.

        “Collateral Assignment Agreements” has the meaning specified in the Security Agreement.

        “Commitment” means with respect to each Lender, (i) its Revolving Commitment, if any, or (ii) its Term Commitment, if any, or, in the case of any such Lender, all of such Commitments and any Commitment to make Term Loans of a new Class extended by such Lender as provided in Section 11.12(e).

        “Commodities Hedge Agreement” means a commodities contract purchased by any Borrower or any Subsidiary in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrowers and their Subsidiaries.

        “Compliance Certificate” has the meaning provided in Section 6.01(c).

        “Confidential Information” has the meaning provided in Section 11.15(b).

        “Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.

        “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by the Borrowers and their Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries.

        “Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Borrowers and their Subsidiaries, all as determined for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.

        “Consolidated EBIT” means, for any period, Consolidated Net Income for such period; plus (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (without duplication) (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) extraordinary and other non-recurring non-cash losses and charges, and (iv) the Prudential Make-Whole Amounts, less (B) gains on sales of assets and other extraordinary gains and other non-recurring gains; provided that, notwithstanding anything to the contrary contained herein, the Borrowers’ Consolidated EBIT for any Testing Period shall (x) include the appropriate financial items for any Person or business unit that has been acquired by a Borrower for any portion of such Testing Period prior to the date of acquisition on a pro forma basis (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any Person or business unit that has been disposed of by a Borrower, for the portion of such Testing Period prior to the date of disposition, in the case of clauses (x) and (y), subject to the Administrative Agent’s reasonable discretion and supporting documentation acceptable to the Administrative Agent.

        “Consolidated EBITDA” means, for any period, Consolidated EBIT for such period, plus Consolidated Depreciation and Amortization Expense, as determined for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP; provided that, notwithstanding anything to the contrary contained herein, the Borrowers’ Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any Person or business unit that has been acquired by a Borrower for any portion of such Testing Period prior to the date of acquisition on a pro forma basis (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any Person or business unit that has been disposed of by a Borrower, for the portion of such Testing Period prior to the date of disposition, in the case of clauses (x) and (y), subject to the Administrative Agent’s reasonable discretion and supporting documentation acceptable to the Administrative Agent.

        “Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the net income of the Borrowers or any of their Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.

        “Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Borrowers and their Subsidiaries on a consolidated basis with respect to all outstanding indebtedness of the Borrowers and their Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedge agreements.

        “Consolidated Net Income” means for any period, the net income (or loss) of the Borrowers and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

        “Consolidated Net Working Capital” means current assets (excluding cash and Cash Equivalents), minus current liabilities, all as determined for the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP.

        “Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrowers at such time.

        “Consolidated Total Funded Debt” means the sum (without duplication) of all Indebtedness of the Borrowers and each of their Subsidiaries for borrowed money, all as determined on a consolidated basis.

        “Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

        “Control Agreements” has the meaning set forth in the Security Agreement.

        “Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

        “Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

        “Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Revolving Lenders shall make Revolving Loans to the Borrowers, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Revolving Lender, (ii) each Term Lender shall make a Term Loan to the Borrowers pursuant to such Term Commitment of such Term Lender, (iii) the Swing Line Lender shall make Swing Loans to the Borrowers under the Swing Line Facility pursuant to the Swing Line Commitment, and (iv) each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement.

        “Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time, if any, (ii) in the case of the Swing Line Lender, the aggregate principal amount of Swing Loans outstanding at such time, and (iii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

        “Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

        “Default Rate” means, for any day, with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to section 2.09(a)(i).

        “Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which any Borrower or any Subsidiary is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that such Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Subsidiary Guaranty and the Security Documents to the extent the Subsidiary Guaranty and such Security Documents provide guarantees or security for creditors of any Borrower or any Subsidiary under Designated Hedge Agreements.

        “Designated Hedge Creditor” means each Lender or Affiliate of a Lender that participates as a counterparty to any Loan Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

        “Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

        “Domestic Loan Party” means any Borrower or any Subsidiary Guarantor.

        “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, or the District of Columbia.

        “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer (but only in the case of any assignment with respect to the Revolving Facility), and (C) unless an Event of Default has occurred and is continuing, the Borrower Representative (but only in the case of any assignment with respect to the Revolving Facility), each such approval not to be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of their Affiliates or Subsidiaries.

        “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        “Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against any Borrower or any Subsidiary relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

        “Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        “ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with a Borrower or a Subsidiary, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of any Borrower or a Subsidiary of any Borrower being or having been a general partner of such Person.

        “Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

        “Event of Default” has the meaning provided in Section 8.01.

        “Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

        “Excess Cash Flow” means, for any period, the excess of (i) Consolidated EBITDA for such period, over (ii) the sum for such period of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Capital Expenditures, (D) the increase (or decrease), if any, in Consolidated Net Working Capital, (E) scheduled or mandatory repayments, prepayments or redemptions of the principal of Indebtedness so long as in the case of any revolving credit facility there is a permanent reduction in the commitment thereunder, (F) without duplication of any amount included under the preceding clause (E), scheduled payments representing the principal portion of Capitalized Leases and Synthetic Leases, and (G) Cash Dividends by GII paid in accordance with Section 7.06(c).

        “Excess Cash Flow Prepayment Amount” has the meaning provided in Section 2.13(c)(iv).

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Facility Fees” has the meaning provided in Section 2.11(a).

        “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

        “Fees” means all amounts payable pursuant to, or referred to in, Section 2.11, together with any other fees payable pursuant to this Agreement or any other Loan Document.

        “Financial Statement Due Date” means, for the first three quarters of each fiscal year, each date by which quarterly financial statements are required to be delivered pursuant to Section 6.01(b), and for the last fiscal quarter of each fiscal year, the date by which annual financial statements are required to be delivered pursuant to Section 6.01(a).

        “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

        “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

        “GII” has the meaning specified in the first paragraph of this Agreement.

        “GSNY” has the meaning specified in the first paragraph of this Agreement.

        “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        “Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

        “Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

        “Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

        “Indebtedness” of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and (xiii) all Guaranty Obligations of such Person (without duplication under clause (vi)); provided, however that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

        “Indemnitees” has the meaning provided in Section 11.02.

        “Insolvency Event” means, with respect to any Person, (i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (ii) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 90 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 90 days; (vi) such Person is adjudicated insolvent or bankrupt; (vii) any order of relief or other order approving any such case or proceeding is entered; (viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 90 days; (ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

        “Interest Coverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated EBIT to (ii) Consolidated Interest Expense.

        “Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower Representative; provided, however, that (i) until such time as the Term Loan Facility has been successfully syndicated, as determined by the Lead Arranger, the Borrower Representative may only select an Interest Period with a duration of one month; (ii) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iv) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (v) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (vi) if, upon the expiration of any Interest Period, the Borrower Representative has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower Representative shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

        “Investment” means (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand) or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

        “LC Commitment Amount” means $25,000,000.

        “LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

        “LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

        “LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

        “LC Issuer” means KeyBank National Association or any of its Affiliates, or, with respect to any Letter of Credit, such other Revolving Lender that is requested by the Borrowers and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.

        “LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary Guarantor for whose account such Letter of Credit is issued.

        “LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

        “LC Participant” has the meaning provided in Section 2.05(g)(i).

        “LC Participation” has the meaning provided in Section 2.05(g).

        “LC Request” has the meaning provided in Section 2.05(b).

        “Lead Arranger” has the meaning provided in the first paragraph of this Agreement.

        “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

        “Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

        “Lender Register” has the meaning provided in Section 2.08(b).

        “Letter of Credit” means any Standby Letter of Credit issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor.

        “Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

        “Loan” means any Revolving Loan, Term Loan or Swing Loan.

        “Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Security Documents, the Administrative Agent Fee Letter, and each Letter of Credit and each other LC Document.

        “Loan Party” means any Borrower or any Subsidiary Guarantor.

        “Margin Stock” has the meaning provided in Regulation U.

        “Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition or prospects of the Borrowers or the Borrowers and their Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrowers or any other material Loan Party to perform its obligations under any of the Loan Documents to which it is a party; (iii) any material adverse effect on the ability of the Borrowers and their Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Loan Party, of any of the Loan Documents to which it is a party.

        “Material Indebtedness” means, as to the Borrowers or any of their Subsidiaries, any particular Indebtedness of such Borrower or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $25,000,000, and shall at all times include, but not be limited to, any Indebtedness incurred in connection with the Subordinated Indenture.

        “Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

        “Maximum Rate” has the meaning provided in Section 11.23.

        “Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $1,000,000, with minimum increments thereafter of $500,000, (ii) with respect to any Eurodollar Loan, $10,000,000, with minimum increments thereafter of $1,000,000, and (iii) with respect to Swing Loans, $1,000,000, with minimum increments thereafter of $500,000.

        “Moody’s” means Moody’s Investors Service, Inc. and its successors.

        “Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrowers or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        “Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which any Borrower or any Subsidiary or any ERISA Affiliate, and one or more employers other than a Borrowers or a Subsidiary or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which a Borrower or a Subsidiary or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

        “Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Event of Loss and required to be, and which is, repaid under the terms thereof as a result of such Event of Loss, and (B) incremental federal, state and local income taxes paid or payable as a result thereof.

        “1934 Act” means the Securities Exchange Act of 1934, as amended.

        “Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

        “Notice of Borrowing” has the meaning provided in Section 2.06(b).

        “Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

        “Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

        “Notice Office” means the office of the Administrative Agent at Key Tower, 127 Public Square, Cleveland, Ohio 44114, Attention: Larry Brown (Telecopier No. (216) 689-5962; Telephone No. (216) 689-4183); email: Larry_Brown@keybank.com, or such other office as the Administrative Agent may designate in writing to the Borrower Representative from time to time.

        “Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrowers or any other Loan Party to the Administrative Agent, any Lender, the Swing Line Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Loan Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).

        “Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

        “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles (certificate) of incorporation, or equivalent formation documents, and regulations (bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

        “Original Credit Agreement” has the meaning provided in the Recitals hereto.

        “Payment Office” means the office of the Administrative Agent at Key Tower, 127 Public Square, Cleveland, Ohio 44114, Attention: Larry Brown (Telecopier No. (216) 689-5962; Telephone No. (216) 689-4183); email: Larry_Brown@keybank.com, or such other office(s), as the Administrative Agent may designate to the Borrower Representative in writing from time to time.

        “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        “Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

        (i)     such Acquisition involves a line or lines of business that will not substantially change the general nature of the business in which the Borrowers and their Subsidiaries, considered as an entirety, are engaged on the Closing Date.

(ii) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(iii) the Borrowers would, after giving effect to such Acquisition, on a pro forma basis, be in compliance with the financial covenants set forth in Section 7.07;

(iv) the Borrowers would, after giving effect to such Acquisition, on a pro forma basis, have Post-Acquisition Liquidity of no less than $50,000,000;

        (v)     if (A) the Total Leverage Ratio as determined on a pro forma basis after giving effect to such Acquisition would be less than 3.50 to 1.00, the aggregate Consideration to be paid in connection with such Acquisition, together with the aggregate Consideration paid in connection with all other Permitted Acquisitions made within the same fiscal year as such Acquisition, shall not exceed $175,000,000, or (B) the Total Leverage Ratio as determined on a pro forma basis after giving effect to such Acquisition is greater than or equal to 3.50 to 1.00, the aggregate Consideration to be paid in connection with such Acquisition shall not exceed $75,000,000, and when together with the aggregate Consideration paid in connection with all other Permitted Acquisitions made within the same fiscal year as such Acquisition, shall not exceed $100,000,000; and

        (vi)     at least five Business Days prior to the completion of such Acquisition, the Borrowers shall have delivered to the Administrative Agent and the Lenders (A) in the case of any Acquisition in which the aggregate Consideration to be paid is in excess of $5,000,000 (or in the case of any Acquisition in which the Consideration to be paid, together with the aggregate Consideration paid in connection with all other Permitted Acquisitions made during the same fiscal quarter as such Acquisition, is in excess of the aggregate amount of $5,000,000), a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis as of the most recently ended fiscal quarter, and (B) in the case of any Acquisition in which the aggregate Consideration is in excess of $10,000,000, historical financial statements relating to the business or Person to be acquired, financial projections relating to the Borrowers and their Subsidiaries after giving effect to such Acquisition and such other information as the Administrative Agent may reasonably request.

        “Permitted Foreign Subsidiary Loans and Investments” means: (i) loans and investments by a Loan Party to or in a Foreign Subsidiary made on or after the Closing Date in the ordinary course of business, so long as the aggregate amount of all such loans and investments by all Loan Parties does not, at any time, exceed $25,000,000; and (ii) loans to a Foreign Subsidiary by any Person (other than the Borrowers or any of their respective Subsidiaries), and any guaranty of such loans by a Loan Party, so long as the aggregate principal amount of all such loans does not at any time exceed $25,000,000.

        “Permitted Lien” means any Lien permitted by Section 7.03.

        “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

        “Plan” means any Multi-Employer Plan or Single-Employer Plan.

        “Post-Acquisition Liquidity” means the sum of Unused Total Revolving Commitment and any unencumbered cash balances of the Borrowers and their Subsidiaries.

        “primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

        “primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

        “Prohibited Transaction” means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

        “Prudential Debt” means the Indebtedness owed to The Prudential Insurance Company of America and/or PruCo Life Insurance Company of America in connection with (i) the Senior Secured Notes due June July 3, 2007 issued pursuant to the Note Purchase Agreement dated as of June 28, 2002, (ii) the Senior Secured Notes due June 17, 2011 issued pursuant to the Note Purchase Agreement dated as of June 18, 2004 and (iii) the Subordinated Notes due January 3, 2008 issued pursuant to the Subordinated Note Purchase Agreement dated as of July 3, 2002.

        “Prudential Make-Whole Amounts” means $6,752,765.74, which is the aggregate amount of the make-whole amounts actually paid in connection with the prepayment of the Prudential Debt.

        “Purchase Date” has the meaning provided in Section 2.04(c).

        “Quoted Rate” means, with respect to any Swing Loan, the interest rate quoted to the Borrower Representative by the Swing Line Lender and agreed to by the Borrower Representative as being the interest rate applicable to such Swing Loan.

        “RCRA” means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

        “Real Property” of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

        “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

        “Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, ..35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

        “Required Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute at least 51% of the sum of the Aggregate Credit Facility Exposure (other than Swing Loans) and the Unused Total Revolving Commitment.

        “Required Revolving Lenders” means Revolving Lenders whose Revolving Facility Exposure and Unused Total Revolving Commitments constitute at least 51% of the sum of the Aggregate Revolving Facility Exposure and the Unused Total Revolving Commitment.

        “Required Term Lenders” means Term Lenders whose outstanding Term Loans constitute at least 51% of the aggregate principal amount of all outstanding Term Loans.

        “Restricted Payment” means (i) any Capital Distribution; (ii) any amount paid by any Borrower or any Subsidiary in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, including, but not limited to, the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture; or (iii) the exercise by the Borrower or any Subsidiary of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness, including but not limited to the Indebtedness incurred pursuant to the notes issued in connection with the Subordinated Indenture.

        “Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrowers from all of the Revolving Lenders on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of any Eurodollar Loans the same Interest Period.

        “Revolving Commitment” means, with respect to each Revolving Lender, the amount set forth opposite such Revolving Lender’s name in Schedule 1 hereto as its “Revolving Commitment,” or by an amendment to this Agreement pursuant to Section 11.12(e), or in the case of any Revolving Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12(c) or adjusted from time to time as a result of assignments to or from such Revolving Lender pursuant to Section 11.06.

        “Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Revolving Lender.

        “Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

        “Revolving Facility Exposure” means, for any Revolving Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Revolving Lender and outstanding at such time, and (ii) such Revolving Lender’s share of the LC Outstandings at such time.

        “Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

        “Revolving Facility Percentage” means, at any time for any Revolving Lender, the percentage obtained by dividing such Revolving Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Revolving Lender shall be determined by dividing such Revolving Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Revolving Lender as of the Closing Date is set forth on Schedule 1 hereto.

        “Revolving Facility Termination Date” means the earlier of (i) December 8, 2010, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

        “Revolving Lender” means any Lender that has a Revolving Commitment.

        “Revolving Loan” means, with respect to each Revolving Lender, any loan made by such Revolving Lender pursuant to Section 2.02 or by an amendment to this Agreement pursuant to Section 11.12(e).

        “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by a Borrower or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between Borrowers or between a Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by such Borrower or such Subsidiary to such Person.

        “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

        “Scheduled Repayment” has the meaning provided in Section 2.13(b).

        “SEC” means the United States Securities and Exchange Commission.

        “SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

        “Secured Creditors” has the meaning provided in the Security Agreement.

        “Security Agreement” has the meaning provided in Section 4.01(iv).

        “Security Documents” means the Security Agreement, each Additional Security Document, any UCC financing statement, any Control Agreement, any Collateral Assignment Agreement and any document pursuant to which any Lien is granted or perfected by any Loan Party to the Administrative Agent as security for any of the Obligations.

        “Senior Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Total Funded Debt (other than Subordinated Indebtedness) to (ii) Consolidated EBITDA.

        “Standard Permitted Lien” means any of the following: (i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrowers or any of their Subsidiaries and do not secure any Indebtedness; (iii) Liens created by this Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(g); (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrowers or any of their Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement; (vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrowers and their Subsidiaries considered as an entirety, or (B) a Material Adverse Effect; (viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and (ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

        “Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

        “Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

        “Subordinated” means, as applied to any Indebtedness, that the Indebtedness shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent and the Required Lenders) in favor of the prior payment in full of the Obligations, it being understood that the Subordinated Indenture, as in effect on the Closing Date and without regard to any amendment, supplement, restatement or other modification or replacement thereof subsequent to the Closing Date, is in form and substance satisfactory to the Administrative Agent and the Lenders.

        “Subordinated Indenture” means the Indenture, dated as of the Closing Date, among GII, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, as the same may, in accordance with Section 7.09 hereof, from time to time be amended, supplemented, restated or otherwise modified or replaced, pursuant to which GII shall have issued the 8% Senior Subordinated Notes Due 2015.

        “Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Borrower.

        “Subsidiary Guarantor” means any Subsidiary that is or hereafter becomes a party to the Subsidiary Guaranty. Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date.

        “Subsidiary Guaranty” has the meaning provided in Section 4.01(iii).

        “Swing Line Commitment” means $20,000,000.

        “Swing Line Facility” means the credit facility established under Section 2.04 pursuant to the Swing Line Commitment of the Swing Line Lender.

        “Swing Line Lender” means KeyBank National Association.

        “Swing Line Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

        “Swing Loan” means any loan made by the Swing Line Lender under the Swing Line Facility pursuant to Section 2.04.

        “Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrowers, which shall be less than 15 days, and (ii) the Revolving Facility Termination Date.

        “Swing Loan Participation” has the meaning provided in Section 2.04(c).

        “Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

        “Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

        “Taxes” has the meaning provided in Section 3.03(a).

        “Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Borrowers from all of the Term Lenders on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

        “Term Commitment” means, with respect to each Term Lender, the amount, if any, set forth opposite such Term Lender’s name in Schedule 1 hereto as its “Term Commitment.”

        “Term Loan” means, with respect to each Term Lender, any loan made by such Term Lender pursuant to Section 2.03 or by an amendment to this Agreement pursuant to Section 11.12(e).

        “Term Lender” means any Lender with a Term Commitment.

        “Term Loan Facility” means the credit facility established pursuant to Section 2.03.

      “Term Loan Maturity Date” means December 8, 2012.

        “Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

        “Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Borrowers then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

        “Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Term Loan Commitment. As of the Closing Date, the Total Credit Facility Amount is $530,000,000.

        “Total Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Total Funded Debt to (ii) Consolidated EBITDA.

        “Total Revolving Commitment” means the sum of the Revolving Commitments of the Revolving Lenders as the same may be decreased pursuant to Section 2.12(c) hereof or increased pursuant to Section 11.12(c). As of the Closing Date, the amount of the Total Revolving Commitment is $300,000,000.

        “Total Term Loan Commitment” means the sum of the Term Commitments of the Term Lenders. As of the Closing Date, the amount of the Total Term Loan Commitment is $230,000,000.

        “Type” means any type of Loan determined with respect to the interest option applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

        “UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

        “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuTimes New Roman present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuTimes New Roman assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

        “United States” and “U.S.” each means United States of America.

        “Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrowers or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

        “Unused Revolving Commitment” means, for any Revolving Lender at any time, the excess of (i) such Revolving Lender’s Revolving Commitment at such time over (ii) such Revolving Lender’s Revolving Facility Exposure at such time.

        “Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time plus the aggregate outstanding principal amount of Swing Loans.

        “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

        “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

        Section 1.02    Computation of Time Periods.    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

        Section 1.03     Accounting Terms.     Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

        Section 1.04     Terms Generally.     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

        Section 1.05     Borrower Representative.    For purposes of this Agreement, GSNY (i) authorizes GII to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement for the benefit of the Borrowers and (ii) authorizes the Administrative Agent to treat such requests, notices, certificates or consents given or made by GII to have been made, given or furnished by the Borrowers for purposes of this Agreement. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the Borrower Representative pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, such Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as if the same had been made directly by each Borrower.

        Section 1.06     Joint and Several Liability of the Borrowers.    Each request by the Borrower Representative for a Borrowing, Continuation or Conversion of any Loan shall be deemed to be a joint and several request by both of the Borrowers. Each Borrower hereby authorizes any other Borrower to request a Borrowing, Continuation or Conversion of a Loan hereunder and agrees that it is receiving or will receive a direct pecuniary benefit therefor. Each Borrower acknowledges and agrees that the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of all of the Obligations.

        Section 1.07     Contribution Among Borrowers.    To the extent that either Borrower shall make a payment (each a “Borrower Payment”) of all or any portion of the Obligations, then such Borrower shall be entitled to contribution and indemnification from, and be reimbursed by, the other Borrower in an amount equal to a fraction of such Borrower Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of both Borrowers. This Section 1.07 is intended only to define the relative rights of the Borrowers, and nothing set forth in this Section 1.07 is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts, as and when the same shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents. The Borrowers acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of each Borrower to which such contribution and indemnification is owing. Any right of contribution of any of the Borrowers shall be subject and subordinate to the prior indefeasible payment in full of the Obligations.

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

        Section 2.01     Establishment of the Credit Facility.    On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Revolving Lenders, the Swing Line Lender and each LC Issuer agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Credit Facility Exposure of any Revolving Lender exceed the aggregate amount of such Revolving Lender’s Commitment.

        Section 2.02     Revolving Facility.    During the Revolving Facility Availability Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrowers from time to time pursuant to such Revolving Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower Representative, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure plus the aggregate outstanding principal amount of Swing Loans would exceed the Total Revolving Commitment, or (C) the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c). The Revolving Loans to be made by each Revolving Lender will be made by such Revolving Lender on a pro rata basis based upon such Revolving Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07 hereof.

        Section 2.03     Term Loan.    On the Closing Date, each Term Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrowers pursuant to such Term Lender’s Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Term Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed, (iii) may, except as set forth herein, at the option of the Borrower Representative, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type, provided further that no Term Loan may be incurred as or Converted into a Eurodollar Loan until December 22, 2005; (iv) shall be repaid in accordance with Section 2.13(b); and (v) shall not exceed (A) for any Term Lender at the time of incurrence thereof the aggregate principal amount of such Term Lender’s Term Commitment, if any, and (B) for all the Term Lenders at the time of incurrence thereof the Total Term Loan Commitment. The Term Loans to be made by each Term Lender will be made by such Term Lender in the aggregate amount of its Term Commitment in accordance with Section 2.07 hereof.

        Section 2.04    Swing Line Facility.

        (a)         Swing Loans.    During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Borrowers from time to time, which Swing Loans (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iii) may only be made if after giving effect thereto (A) the aggregate principal amount of Swing Loans outstanding does not exceed the Swing Line Commitment, and (B) the Aggregate Revolving Facility Exposure plus the aggregate outstanding principal amount of Swing Loans would not exceed the Total Revolving Commitment; and (iv) shall not be made if, after giving effect thereto, the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c) hereof.

        (b)     Swing Loan Refunding.    The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Revolving Lenders and, unless an Event of Default specified in Section 8.01(h) in respect of any Borrower have occurred, the Borrower Representative. Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower Representative of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates. Each Revolving Lender (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 4.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrowers in the amount of such Revolving Lender’s Revolving Facility Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Revolving Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Revolving Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

        (c)     Swing Loan Participation.    If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 8.01(h) shall have occurred in respect of the Borrowers or one or more of the Revolving Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Revolving Lender (other than the Swing Line Lender), or each Revolving Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Revolving Lender’s Revolving Facility Percentage of such outstanding Swing Loans. On the Purchase Date, each such Revolving Lender or each such Revolving Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Revolving Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Revolving Lender, deliver to such Revolving Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Revolving Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Revolving Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Revolving Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Whenever, at any time after the Swing Line Lender has received from any other Revolving Lender such Revolving Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrowers on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Revolving Lender its ratable share of such amount based on its Revolving Facility Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

        (d)     Obligations Unconditional.    Each Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Revolving Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Revolving Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against any other Revolving Lender, any Loan Party, or any other Person, or any Loan Party may have against any Revolving Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

        Section 2.05     Letters of Credit.

        (a)     LC Issuances.    During the Revolving Facility Availability Period, the Borrower Representative may request an LC Issuer at any time and from time to time to issue, for the account of the Borrowers or any Subsidiary Guarantor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in Dollars and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure plus the aggregate outstanding principal amount of Swing Loans outstanding would exceed the Total Revolving Commitment, or (iv) the Borrowers would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 2.13(c) hereof. Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Revolving Facility Termination Date.

        (b)     LC Requests.    Whenever the Borrowers desire that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower Representative shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than a Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

        (c)     Auto-Renewal Letters of Credit.    If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Revolving Lender or the Borrower Representative that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

        (d)     Applicability of ISP98.    Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

        (e)     Notice of LC Issuance.    Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Revolving Lender and the Borrower Representative written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Revolving Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

        (f)     Reimbursement Obligations.

(i) The Borrowers hereby agree to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies the Borrower Representative (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower Representative (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a)(i) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower Representative or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of a Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the Borrowers), (x) the Borrower Representative will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Revolving Lenders of such deemed Notice of Borrowing), (y) the Revolving Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the Borrowers in accordance with the applicable provisions of this Agreement.

(ii) Obligations Absolute. Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Revolving Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

        (g)     LC Participations.

(i) Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Revolving Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Revolving Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(d)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii) In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iii) If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v) The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Revolving Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

(vi) To the extent any LC Issuer is not indemnified by the Borrowers or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

        Section 2.06     Notice of Borrowing.

        (a)     Time of Notice.    Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower Representative to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 12:00 noon (local time at its Notice Office) on the proposed date of such Borrowing, and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 1:00 P.M. (local time at its Notice Office) on the proposed date of such Borrowing.

        (b)     Notice of Borrowing.    Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period and the Swing Loan Maturity Date. Without in any way limiting the obligation of the Borrower Representative to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer entitled to give telephonic notices under this Agreement on behalf of the Borrowers. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

        (c)     Minimum Borrowing Amount.    The aggregate principal amount of each Borrowing by the Borrowers shall not be less than the Minimum Borrowing Amount.

        (d)     Maximum Borrowings.  More than one Borrowing may be incurred by the Borrowers on any day; provided, however, that (i) if there are two or more Borrowings on a single day (other than with respect to a Term Borrowing made on the Closing Date) by the Borrowers that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than ten Borrowings of Eurodollar Loans outstanding hereunder.

        Section 2.07     Funding Obligations; Disbursement of Funds.

        (a)     Several Nature of Funding Obligations.    The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

        (b)     Borrowings Pro Rata.     Except with respect to the making of Swing Loans by the Swing Line Lender, all Loans hereunder shall be made as follows: (i) all Revolving Loans made, and LC Participations acquired by each Revolving Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Revolving Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued, and (ii) all Term Loans shall be made by the Term Lenders pro rata on the basis of their respective Term Commitments.

        (c)     Notice to Lenders.    The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

        (d)     Funding of Loans.

(i) Loans Generally. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrowers by depositing to its account at the Payment Office (or such other account as the Borrower Representative shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii) Swing Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrowers by depositing to its account at the Payment Office (or such other account as the Borrower Representative shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

        (e)     Advance Funding.    Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

        Section 2.08     Evidence of Obligations.

        (a)     Loan Accounts of Lenders.    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (b)     Loan Accounts of Administrative Agent; Lender Register.    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrowers upon request.

        (c)     Effect of Loan Accounts, etc.    The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Loan Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

        (d)     Notes.    Upon request of any Lender or the Swing Line Lender, the Borrowers will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence their obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender, and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrowers’ obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrowers’ obligation to repay the Loans and other amounts owing by the Borrowers to such Lender or the Swing Line Lender.

        Section 2.09     Interest; Default Rate.

        (a)     Interest on Revolving Loans.    The outstanding principal amount of each Revolving Loan made by each Revolving Lender shall bear interest for the account of each Revolving Lender at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

        (b)     Interest on Term Loans.    The outstanding principal amount of each Term Loan made by each Term Lender shall bear interest for the account of each Term Lender at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Term Loan Margin.

        (c)     Interest on Swing Loans.    The outstanding principal amount of each Swing Loan shall bear interest for the account of the Swing Line Lender (and, if applicable, the account of each holder of a Swing Loan Participation) from the date of the Borrowing at a rate per annum that shall be equal to the Quoted Rate applicable thereto plus the Applicable Margin in effect from time to time.

        (d)     Default Interest.    Notwithstanding the above provisions, if an Event of Default is in existence, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (ii) the LC Fees shall be increased by an additional 2% per annum in excess of the LC Fees otherwise applicable thereto. In addition, if any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by the Borrowers under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

        (e)     Accrual and Payment of Interest.    Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrowers: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto, and (iv) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

        (f)     Computations of Interest.    All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

        (g)     Information as to Interest Rates.    The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower Representative and the Lenders thereof. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower Representative and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

        Section 2.10     Conversion and Continuation of Loans.

        (a)     Conversion and Continuation of Revolving Loans.    The Borrowers shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

        (b)     Notice of Continuation and Conversion.    Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower Representative to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 12:00 noon (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

        Section 2.11     Fees.

        (a)     Facility Fees.    The Borrowers agree to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Revolving Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Revolving Lenders, facility fees (the “Facility Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Facility Fee Rate in effect on such day times (ii) the Total Revolving Commitment in effect on such day. Accrued Facility Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

        (b)     LC Fees.    The Borrowers agree to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Revolving Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

        (c)     Fronting Fees.    The Borrowers agree to pay directly to each LC Issuer, for its own account, any fronting fees agreed to in writing between the Borrowers and such LC Issuer in respect of each Letter of Credit issued by it. Such fronting fees shall be due and payable on the date or dates agreed to between the Borrowers and such LC Issuer.

        (d)     Additional Charges of LC Issuer.    The Borrowers agree to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

        (e)     Administrative Agent Fees.    The Borrowers shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Administrative Agent Fee Letter.

        (f)     Computations and Determination of Fees.    Any changes in the Applicable Facility Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Facility Fee Rate” and the Administrative Agent will promptly provide notice of such determination to the Borrowers and the Revolving Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error. All computations of Facility Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

        Section 2.12     Termination and Reduction of Revolving Commitments.

        (a)     Mandatory Termination of Revolving Commitments.    All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

        (b)     Voluntary Termination of the Total Revolving Commitment.    Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to terminate in whole the Total Revolving Commitment, provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the Borrowers shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders).

        (c)     Partial Reduction of Total Revolving Commitment.    Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Revolving Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Revolving Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the Borrowers would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.13, and (iv) any partial reduction shall be in the amount of at least $10,000,000 (or, if greater, in integral multiples of $1,000,000).

        Section 2.13     Voluntary, Scheduled and Mandatory Prepayments of Loans.

        (a)     Voluntary Prepayments.    The Borrowers shall have the right to prepay any of the Loans owing by them, in whole or in part, without premium or penalty, except as specified in subparts (d) and (e) below, from time to time. The Borrower Representative shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (z) 11:00 A.M. (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $10,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $1,000,000 in excess thereof, (B) in the case of any prepayment of a Base Rate Loan, $1,000,000 (or, if less, the full amount of such Borrowing, or an integral multiple of $500,000 in excess thereof, and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii) in the case of any prepayment of Term Loans, such prepayment shall be applied to reduce the Scheduled Repayments in respect of the Term Loans in the inverse order of maturity.

        (b)     Scheduled Repayments of Term Loans.    On each of the dates set forth below, the Borrowers shall repay the principal amount of the Term Loans in the amount set forth opposite such date, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Section 2.13(c), a “Scheduled Repayment”):

Date	Amount of Payment

March 31, 2006	$ 575,000

June 30, 2006	$ 575,000

September 30, 2006	$ 575,000

December 31, 2006	$ 575,000

March 31, 2007	$ 575,000

June 30, 2007	$ 575,000

September 30, 2007	$ 575,000

December 31, 2007	$ 575,000

March 31, 2008	$ 575,000

June 30, 2008	$ 575,000

September 30, 2008	$ 575,000

December 31, 2008	$ 575,000

March 31, 2009	$ 575,000

June 30, 2009	$ 575,000

September 30, 2009	$ 575,000

December 31, 2009	$ 575,000

March 31, 2010	$ 575,000

June 30, 2010	$ 575,000

September 30, 2010	$ 575,000

December 31, 2010	$ 575,000

March 31, 2011	$ 575,000

June 30, 2011	$ 575,000

September 30, 2011	$ 575,000

December 31, 2011	$ 575,000

March 31, 2012	$ 575,000

June 30, 2012	$ 575,000

September 30, 2012	$ 575,000

December 8, 2012	$214,475,000

        (c)     Mandatory Payments.    The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i) Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii) Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the Total Credit Facility Amount, (B) the Revolving Facility Exposure of any Revolving Lender exceeds such Revolving Lender’s Revolving Commitment, (C) the Aggregate Revolving Facility Exposure plus the aggregate outstanding principal amount of Swing Loans exceeds the Total Revolving Commitment, or (D) the aggregate principal amount of Swing Loans outstanding exceeds the Swing Line Commitment, then, in the case of each of the foregoing, the Borrowers shall, on such day, prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii) LC Outstandings Exceed LC Commitment. If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the Borrowers shall, on such day, pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each LC Issuer and the Borrowers (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each LC Issuer and the Borrowers until the proceeds are applied to any Unpaid Drawings or to any other Obligations in accordance with any such cash collateral agreement).

(iv) Excess Cash Flow. Within 90 days after each fiscal year of the Borrowers, commencing with the financial statements of the Borrowers for the fiscal year ending December 31, 2006, in which the Total Leverage Ratio as of the end of any such fiscal year is greater than 3.50 to 1.00, the Borrowers shall prepay the principal of the Term Loans in an aggregate amount (an “Excess Cash Flow Prepayment Amount”) at least equal to 50% of the amount of Excess Cash Flow for such fiscal year, with such amount to be applied as set forth in Section 2.13(d) below.

(v) Certain Proceeds of Asset Sales. If during any fiscal year of the Borrowers, the Domestic Loan Parties have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales of at least $10,000,000 made pursuant to Section 7.02(c), not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale shall be applied as a mandatory prepayment of the Term Loans in accordance with Section 2.13(d) below.

(vi) Certain Proceeds of Indebtedness. Not later than the Business Day following the date of the receipt by any Domestic Loan Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness incurred pursuant to Section 7.04(g), the Borrowers will make a prepayment of the Term Loans in an amount equal to 100% of such net cash proceeds in accordance with Section 2.13(d) below. If the Total Leverage Ratio is greater than 3.50 to 1.00 as of the date of the receipt by any Domestic Loan Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness incurred pursuant to Section 7.04(h)(i), not later than the Business Day following such receipt, the Borrowers will make a prepayment of the Term Loans in an amount equal to 50% of such net cash proceeds in accordance with Section 2.13(d) below.

(vii) Certain Proceeds of an Event of Loss. If during any fiscal year of the Borrowers, any Loan Party has received cumulative Cash Proceeds during such fiscal year from one or more Events of Loss of more than 5% of Consolidated Net Worth, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, the Borrowers will make a prepayment of the Term Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.13(d) below; provided, however, that if (A) no Default or Event of Default has occurred and is continuing, and (B) the Borrower Representative notifies the Administrative Agent and the Lenders in writing that it intends to rebuild or restore the affected property and that such rebuilding or restoration can be accomplished within 270 days out of such Cash Proceeds and other funds available to the Borrowers, then no such prepayment of the Loans shall be required if the Borrowers actually use such Cash Proceeds for application to the costs of rebuilding or restoration of the affected property within such 270 day period. Any amounts not so applied to the costs of rebuilding or restoration within such 270 day period shall be applied to the prepayment of the Term Loans as provided above.

        (d)     Applications of Certain Prepayment Proceeds.    Each prepayment required to be made pursuant to Sections 2.13(c)(iv), (v), (vi) or (vii) above shall be applied as a mandatory prepayment of principal of the outstanding Term Loans, with such amounts being applied to reduce the Scheduled Repayments thereof in the inverse order of maturity.

        (e)     Particular Loans to be Prepaid.    With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower Representative shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower Representative shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans. In the absence of a designation by the Borrower Representative as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

        (f)     Breakage and Other Compensation.    Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

        Section 2.14     Method and Place of Payment.

        (a)     Generally.    All payments made by the Borrowers hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

        (b)     Application of Payments.    Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Revolving Lender’s Revolving Facility Percentage of the amount of such prepayment, (ii) all payments and prepayments of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the Term Loans made by each Term Lender, pro rata on the basis of their respective Term Commitments, and (iii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

        (c)     Payment of Obligations.    Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

        (d)     Timing of Payments.    Any payments under this Agreement that are made later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        (e)     Distribution to Lenders.    Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the applicable LC Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

        Section 3.01     Increased Costs, Illegality, etc.

        (a)    In the event that (y) in the case of clause (i) below, the Administrative Agent or (z) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the interest rate applicable to any Eurodollar Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Closing Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower Representative and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the affected Type of Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower Representative with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower Representative or, in the case of a Notice of Borrowing, shall, at the option of the Borrower Representative, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower Representative by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

        (b)     At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Borrower Representative may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(iii) the Borrower Representative shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower Representative was notified by a Lender pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

        (c)     If any Lender shall have determined that after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower Representative, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

        Section 3.02    Breakage Compensation.    The Borrowers shall compensate each Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Loans and costs associated with foreign currency hedging obligations incurred by such Lender in connection with any Eurodollar Loan) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower Representative or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Loan is paid prior to the Swing Loan Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower Representative pursuant to Section 3.05(b); or (v) as a consequence of (y) any other default by the Borrowers to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.05(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

        Section 3.03     Net Payments.

        (a)     Except as provided for in Section 3.03(b), all payments made by the Borrowers hereunder, under any Note or any other Loan Document, including all payments made by the Borrowers pursuant to its guaranty obligations under Article X, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in this Section 3.03(a), any tax imposed on or measured by the net income or net profits of a Lender and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender, as applicable, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes and such additional amounts (including additional amounts to compensate for withholding on amounts paid pursuant to this Section 3.03) as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Loan Document. The Borrowers will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes imposed on and paid by such Lender. If any amounts are payable in respect of Taxes pursuant to this Section 3.03(a), the Borrowers agree to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, profits or franchise of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located, as the case may be, or under the laws of any political subdivision or taxing authority therein, and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such reimbursement of taxes, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the respective Lender, evidencing such payment by the Borrower.

        (b)     Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes and that is entitled to claim an exemption from or reduction in United States withholding tax with respect to a payment by Borrowers agree to provide to the Borrower Representative and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.06 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section), on the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrower Representative or the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying Forms W-8BEN with respect to beneficial owners of the payment) certifying to such Lender’s entitlement to exemption from or a reduced rate of withholding of United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Loan Document, along with any other appropriate documentation establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest). In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower Representative and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax if the Lender continues to be so entitled. No Lender shall be required by this Section 3.03(b) to deliver a form or certificate that it is not legally entitled to deliver. The Borrowers shall not be obligated pursuant to Section 3.03(a) hereof to pay additional amounts on account of or indemnify with respect to United States withholding taxes to the extent that such taxes arise solely due to a Lender’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 3.03(b). The Borrowers agree to pay additional amounts and indemnify each Lender in the manner set forth in Section 3.03(a) in respect of any Taxes deducted or withheld by it as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

        (c)     If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes as to which indemnification has been paid by the Borrowers pursuant to this Section 3.03, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses to the Borrower; provided, however, that the Borrowers agree to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower Representative with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

        Section 3.04     Increased Costs to LC Issuers.    If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower Representative by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the Borrowers shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower Representative by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 3.04.

        Section 3.05     Change of Lending Office; Replacement of Lenders.

        (a)     Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower Representative, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

        (b)     If (i) any Lender requests any compensation, reimbursement or other payment under Sections 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, or (ii) the Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

        (c)     Nothing in this Section 3.05 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.

ARTICLE IV.

CONDITIONS PRECEDENT

        Section 4.01     Conditions Precedent at Closing Date.    The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i) Credit Agreement. This Agreement shall have been executed by the Borrowers, the Administrative Agent, each LC Issuer and each of the Lenders.

(ii) Notes. The Borrowers shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(iii) Subsidiary Guaranty. The Subsidiary Guarantors shall have duly executed and delivered an Amended and Restated Subsidiary Guaranty (the “Subsidiary Guaranty”), substantially in the form attached hereto as Exhibit C-1.

(iv) Security Agreement. The Borrowers and each Subsidiary Guarantor shall have duly executed and delivered an Amended and Restated Pledge and Security Agreement (the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2, and shall have executed and delivered the Collateral Assignment Agreements required pursuant to the terms of the Security Agreement.

(v) Fees and Fee Letters. The Borrowers shall have (A) executed and delivered to the Administrative Agent the Administrative Agent Fee Letter and therein shall have paid to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date, and (B) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(vi) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrowers and each Subsidiary Guarantor approving the Loan Documents to which the Borrowers or any such Subsidiary Guarantor, as the case may be, are or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrowers or any such Subsidiary Guarantor of the Loan Documents to which it is or may become a party.

(vii) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower and of each Subsidiary Guarantor certifying the names and true signatures of the officers of such Borrower or such Subsidiary Guarantor, as the case may be, authorized to sign the Loan Documents to which such Borrower or such Subsidiary Guarantor is a party and any other documents to which such Borrower or any such other Subsidiary Guarantor is a party that may be executed and delivered in connection herewith.

(viii) Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Borrowers and the Subsidiary Guarantors as the Administrative Agent shall request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and in form and substance satisfactory to the Administrative Agent.

(ix) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(x) Evidence of Insurance. The Administrative Agent shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

(xi) Search Reports. The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Loan Party, together with copies of such financing statements.

(xii) Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) an original certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Loan Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (B) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents affecting such Loan Party and certifying as to the good standing of such Loan Party; and (C) original certificates of good standing from each other jurisdiction in which each Loan Party is authorized or qualified to do business.

(xiii) Closing Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit D hereto, dated the Closing Date, of an Authorized Officer to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (A) no Default or Event of Default has occurred or is continuing; and (B) all representations and warranties of the Loan Parties contained herein or in the other Loan Documents are true and correct in all material respects as of the Closing Date.

(xiv) Consolidated EBITDA. The Administrative Agent shall have received a certificate of a financial officer of the Borrowers certifying that the Borrowers’ Consolidated EBITDA (including AMICO) for the twelve-month period ending September 30, 2005, calculated on a pro forma basis, is greater than $160,000,000.

(xv) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit E, dated as of the Closing Date, and executed by the Chief Financial Officer of the Borrower Representative.

(xvi) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

(xvii) Subordinated Indenture. The Borrower Representative shall have provided to the Administrative Agent and the Lenders an executed copy of the Subordinated Indenture and all other agreements, documents and instruments executed in connection therewith, all in form and substance satisfactory to the Administrative Agent and the Lenders, and the Borrowers shall have received cash proceeds in an aggregate amount of not less than $150,000,000 (net of any underwriting discount or placement fees incurred or paid in connection therewith) from the issuance of the notes under the Subordinated Indenture.

(xviii) Bridge Loan Agreement. All Indebtedness under the Bridge Loan Agreement shall contemporaneously with the making of the Loans hereunder be repaid in full and all Liens granted or created thereunder shall have been released or otherwise terminated.

(xix) Total Leverage Ratio. The Borrower Representative shall have provided to the Administrative Agent evidence satisfactory to it that on the Closing Date, after giving effect to the making of the Loans contemplated hereby, the Total Leverage Ratio is less than 3.25 to 1.00.

(xx) No Material Adverse Effect. There shall not have occurred any event or condition since December 31, 2004 that, in the opinion of the Lenders, has had or could reasonably be expected to have a Material Adverse Effect.

(xxi) No Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect any transaction contemplated hereby or the ability of the Borrowers or any other obligor to perform their respective obligations under the Loan Documents.

(xxii) Miscellaneous. The Loan Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

        Section 4.02     Conditions Precedent to All Credit Events.    The obligations of the Lenders, the Swing Line Lender and each LC Issuer to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

        (a)     Notice.    The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

        (b)     No Default; Representations and Warranties.    At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default, (ii) there shall have occurred no Material Adverse Effect, and (iii) all representations and warranties of the Loan Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

        The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers to the Administrative Agent, the Swing Line Lender, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 and Section 4.02 have been satisfied as of the times referred to in such Sections.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

        In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrowers make the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

        Section 5.01     Corporate Status.     Each Borrower and each of their respective Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.01 hereto lists, as of the Closing Date, each Subsidiary (and the direct and indirect ownership interest of the Borrowers therein).

        Section 5.02     Corporate Power and Authority.    Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Loan Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Loan Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        Section 5.03     No Violation.     Neither the execution, delivery and performance by any Loan Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Loan Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Loan Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Loan Party is a party or by which it or any of its property or assets are bound or to which it may be subject, other than when consent has been obtained, or (iii) will violate any provision of the Organizational Documents of such Loan Party.

        Section 5.04    Governmental Approvals.    No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

        Section 5.05     Litigation.    There are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened with respect to the Borrowers or any of their Subsidiaries (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any Borrower or any of the other Loan Parties pursuant to any of the Loan Documents.

        Section 5.06     Use of Proceeds; Margin Regulations.

        (a)     The proceeds of all Loans and LC Issuances shall be utilized to refinance existing senior debt facilities (including the Bridge Loan Agreement), provide funds for Permitted Acquisitions and provide working capital and funds for general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

        (b)     No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrowers or of the Borrowers and their consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

        Section 5.07     Financial Statements.    The Borrower Representative has furnished to the Lenders and the Administrative Agent complete and correct copies of (i) the audited consolidated balance sheets of the Borrowers and their consolidated Subsidiaries as of December 31, 2004 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrowers and their consolidated subsidiaries for the fiscal years then ended, accompanied by the report thereon of PricewaterhouseCoopers LLP; and (ii) the consolidated balance sheets of the Borrowers and their consolidated Subsidiaries as of June 30, 2005 and the related consolidated statements of income and of cash flows of the Borrowers and their consolidated Subsidiaries for the fiscal period then ended, as included in GII’s Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed with the SEC. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the entities described in such financial statements as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect. The Borrowers and their Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrowers or any of their Subsidiaries.

        Section 5.08     Solvency.    The Borrowers have received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrowers have incurred to the Administrative Agent, each LC Issuer and the Lenders under the Loan Documents. The Borrowers now have capital sufficient to carry on their business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay their debts as they mature and the Borrowers, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrowers’ debts; and the Borrowers are not entering into the Loan Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        Section 5.09     No Material Adverse Change.    Since December 31, 2004, there has been no change in the financial or other condition, business, affairs or prospects of the Borrowers and their Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

        Section 5.10     Tax Returns and Payments.    Each of the Borrowers and their Subsidiaries have filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Each of the Borrowers and their Subsidiaries have established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. Neither the Borrowers nor any of their Subsidiaries know of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrowers and their Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

        Section 5.11    Title to Properties, etc.    Each of the Borrowers and their Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Borrowers and their Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.07, taken as a whole, were sufficient, in the judgment of the Borrowers, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrowers and their Subsidiaries.

        Section 5.12     Lawful Operations, etc.    Each of the Borrowers and their Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, except to the extent the failure to so hold could reasonably be expected to have a Material Adverse Effect; (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) conducts its business in compliance with all provisions of the Fair Debt Practices Collection Act and all other applicable federal, state or local laws governing the collection of debts and neither Borrowers nor any of their Subsidiaries is in material violation of any of such laws; and (iv) is in compliance with all federal, state and local privacy laws.

        Section 5.13     Environmental Matters.

        (a)     Each of the Borrowers and their Subsidiaries is in compliance with all Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrowers and their Subsidiaries under any Environmental Law have been secured and the Borrowers and their Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries have received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or that would affect the ability of the Borrower or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of any Borrower, threatened herein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrowers or any of their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against the Borrowers or any of their Subsidiaries or any Real Property of the Borrowers or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

        (b)     Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrowers or any of their Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

        Section 5.14     Compliance with ERISA.    Compliance by the Borrowers with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrowers and their Subsidiaries, (i) have fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) have satisfied all respective contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) are in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multi-Employer Plan and each Multiple Employer Plan, and (iv) have not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multi-Employer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan, Multi-Employer Plan or Multiple Employer Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Lenders in writing.

        Section 5.15    Intellectual Property, etc.    The Borrowers and their Subsidiaries have obtained or have the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts which, in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

        Section 5.16    Investment Company Act, etc.    Neither the Borrowers nor any of their Subsidiaries are subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, as amended, or any applicable state public utility law.

        Section 5.17     Insurance.    The Borrowers and their Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of the Loan Documents.

        Section 5.18     Burdensome Contracts; Labor Relations.    Neither the Borrowers nor any of their Subsidiaries (a) are subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) are a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) are subject to any strike, slowdown, walk out or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts, (d) are subject to any pending or, to the knowledge of the Borrowers, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) are subject to any pending or, to the knowledge of the Borrowers, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) are subject to any significant pending or, to the knowledge of the Borrowers, threatened strike, labor dispute, slowdown or stoppage, or (g) are, to the knowledge of the Borrowers, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrowers or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        Section 5.19     Security Interests.    Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement), a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

        Section 5.20    True and Complete Disclosure.    All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrowers or any of their Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

        Section 5.21     Defaults.    No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

        Section 5.22    Anti-Terrorism Law Compliance.    Neither the Borrowers nor any of their Subsidiaries are subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

ARTICLE VI.

AFFIRMATIVE COVENANTS

        The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full.

        Section 6.01     Reporting Requirements.    The Borrower Representative will furnish to the Administrative Agent and each Lender:

        (a)     Annual Financial Statements.    As soon as available and in any event within 90 days after the close of each fiscal year of the Borrowers (but no later than the date on which GII would be required to file a Form 10-K under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), the consolidated balance sheets of the Borrowers and their respective consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrowers, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrowers and their respective consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

        (b)     Quarterly Financial Statements.     As soon as available and in any event within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrowers (but no later than the date on which GII would be required to file a Form 10-Q under the Exchange Act if it were subject to Sections 15 and 13(d) of the Exchange Act), the unaudited consolidated balance sheets of the Borrowers and their respective consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrowers by the Chief Financial Officer of the Borrower Representative, subject to changes resulting from normal year-end audit adjustments.

        (c)     Officer’s Compliance Certificates.    At the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a certificate (a “Compliance Certificate”), in substantially the form attached hereto as Exhibit F, on behalf of the Borrowers by an Authorized Officer to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrowers propose to take with respect thereto, and (ii) the representations and warranties of the Loan Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07.

        (d)     Notices.    Promptly, and in any event within three Business Days after any Borrower or Subsidiary obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto; or

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against the Borrowers or any of their Subsidiaries or the occurrence of any other event, if the same would be reasonably likely to have a Material Adverse Effect.

        (e)     ERISA.    Promptly, and in any event within 10 days after any Borrower, any Subsidiary or any ERISA Affiliate knows of the occurrence of any of the following, the Borrower Representative will deliver to each of the Lenders a certificate on behalf of the Borrowers by an Authorized Officer setting forth the full details as to such occurrence and the action, if any, that such Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by any Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by any Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (iii) the institution of any steps by any Borrower or any ERISA Affiliate to withdraw from any Plan; (iv) the institution of any steps by any Borrower or any Subsidiary to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $5,000,000; (v) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (vi) that a Plan has an Unfunded Current Liability exceeding $5,000,000; (vii) any material increase in the contingent liability of any Borrower or any Subsidiary with respect to any post-retirement welfare liability; or (viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

        (f)     Environmental Matters.    Promptly upon, and in any event within 10 Business Days after, an officer of the Borrowers or any of their Subsidiaries obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following would reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against the Borrowers or any of their Subsidiaries or any Real Property owned or operated by the Borrowers or any of their Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrowers or any of their Subsidiaries that (A) results in noncompliance by the Borrowers or any of their Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a Environmental Claim against the Borrowers or any of their Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrowers or any of their Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrowers or any of their Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrowers or any of their Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, such Borrower’s or such Subsidiary’s response thereto and the potential exposure in Dollars of the Borrowers and their Subsidiaries with respect thereto.

        (g)     SEC Reports and Registration Statements.    Promptly after transmission thereof or other filing with the SEC, copies of all registration statements and all annual, quarterly or current reports that any Borrower or any of its Subsidiaries is required to file with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

        (h)     Annual, Quarterly and Other Reports.    Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that GII furnishes to its stockholders generally.

        (i)     Auditors’ Internal Control Comment Letters, etc.    Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrowers and/or any of their Subsidiaries which is submitted to the Borrowers by their independent accountants in connection with any annual or interim audit made by them of the books of the Borrowers or any of their Subsidiaries.

        (j)     Information Relating to Collateral.    At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer certifying that (i) no changes have occurred since the Closing Date that would give rise to the need for the Administrative Agent to file amendments to any UCC financing statements currently filed or file new UCC financing statements, or if any such changes have occurred, such certificate shall set forth such information as is necessary to file such amendments or additional UCC financing statements, and (ii) neither the Borrowers nor any of their Subsidiaries have taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral that have been filed of record in each governmental, municipal or other appropriate office in each appropriate jurisdiction to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

        (k)     Other Notices.    Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by any Borrower or any Subsidiary to or from the holders of any Material Indebtedness or any trustee with respect thereto.

        (l)     Other Information.     Promptly, but in any event within 10 days after a request therefor, such other information or documents (financial or otherwise) relating to the Borrowers or any of their Subsidiaries as the Administrative Agent or any Lender may reasonably request from time to time.

        Section 6.02     Books, Records and Inspections.    The Borrowers will, and will cause each of their respective Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrowers or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit, upon reasonable prior notice to the Borrower Representative, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrowers and their Subsidiaries in whomsoever’s possession (but only to the extent the Borrowers or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of the Borrowers and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrowers and of their Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request.

        Section 6.03     Insurance.

        (a)     The Borrowers will, and will cause each of their respective Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrowers and their Subsidiaries as of the Closing Date, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer.

        (b)     The Borrowers will, and will cause each of their Subsidiaries that is a Loan Party to, at all times keep their respective property that is subject to the Lien of any of the Security Documents insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by any Borrower or any such Subsidiary) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as an additional loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured as its interests may appear), (ii) shall state that such insurance policies shall not be canceled, reduced or expire without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent, and (v) shall provide that the interests of the Administrative Agent shall not be invalidated by an act or negligence of any Borrower or any Subsidiary or any Person having an interest in any facility owned, leased or used by any Borrower or any of its Subsidiaries nor by occupancy or use of any facility owned, leased or used by any Borrower or any Subsidiary for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to any facility owned, leased or used by any Borrower or any Subsidiary. The Borrower Representative shall deliver to the Administrative Agent contemporaneously with the expiration or replacement of any policy of insurance required to be maintained by this Agreement a certificate as to the new or renewal policy. The Borrower Representative shall advise the Administrative Agent promptly upon the cancellation, reduction or amendment of any policy. If requested to do so by the Administrative Agent at any time, the Borrower Representative shall deliver copies of all insurance policies maintained by it as required by this Agreement. The Administrative Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.

        (c)     If the Borrowers or any other Loan Party shall fail to maintain any insurance in accordance with this Section, or if the Borrower Representative or any such Loan Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), upon prior written notice to the Borrower Representative, to procure such insurance and the Borrowers agree to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.

        Section 6.04     Payment of Taxes and Claims.    The Borrowers will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrowers or any of their Subsidiaries; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Borrowers will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

        Section 6.05     Corporate Franchises.    The Borrowers will do, and will cause each of their Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.02.

        Section 6.06     Good Repair.    The Borrowers will, and will cause each of their Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

        Section 6.07     Compliance with Statutes, etc.    The Borrowers will, and will cause each of their Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not be reasonably expected to have a Material Adverse Effect.

        Section 6.08     Compliance with Environmental Laws.    Without limitation of the covenants contained in Section 6.07:

        (a)     The Borrowers will comply, and will cause each of their Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrowers or any of their Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

        (b)     The Borrowers will keep or cause to be kept, and will cause each of their Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

        (c)     Neither the Borrowers nor any of their Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrowers or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws, except for such noncompliance as would not be reasonably expected to have a Material Adverse Effect.

        (d)     If required to do so under any applicable order of any Governmental Authority, the Borrowers will undertake, and cause each of their Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrowers or any of their Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

        (e)     At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after the Lenders receive notice under Section 6.01(f) for any Environmental Claim involving potential expenditures by any Borrower or any of its Subsidiaries in excess of $5,000,000 in the aggregate for any Real Property, the Borrower Representative will provide, at its sole cost and expense, an environmental site assessment report concerning any such Real Property now or hereafter owned, leased or operated by such Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or a remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower Representative fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and such Borrower shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents, access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrowers’ expense.

        Section 6.09    Certain Subsidiaries to Join in Subsidiary Guaranty.    In the event that at any time after the Closing Date (x) any Borrower creates, holds, acquires or at any time has any Subsidiary (other than non-material Subsidiaries and Foreign Subsidiaries as to which Section 6.10(b) applies) that is not a party to the Subsidiary Guaranty, or (y) an Event of Default shall have occurred and be continuing and any Borrower has any Subsidiary that is not a party to the Subsidiary Guaranty, such Borrower will immediately, but in any event within 5 Business Days, notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section. The Borrower will, within 15 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a joinder supplement, reasonably satisfactory in form and substance to the Administrative Agent, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such joinder supplement as the Administrative Agent may reasonably request. If any Subsidiary is required to provide any Additional Security Document or join in any existing Security Document, whether pursuant to Section 6.10(b) or otherwise, such Subsidiary shall also be subject to the requirements of this Section 6.09.

        Section 6.10     Additional Security; Further Assurances.

        (a)     Additional Security.    Subject to subpart (b) below, if the Borrowers or any Subsidiary Guarantor acquires, owns or holds any personal property that is not at the time included in the Collateral, the Borrower Representative will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and the Borrower Representative will, or will cause such Subsidiary to, within 10 Business Days following request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Lenders a Lien on such personal property pursuant to the terms of such security agreements, assignments or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Document”) or a joinder in any existing Security Document. Furthermore, the Borrower Representative shall cause to be delivered to the Administrative Agent such opinions of local counsel, corporate resolutions and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no Borrower or Subsidiary Guarantor shall be required to deliver stock certificates (or the equivalent) or stock powers (or the equivalent).

        (b)     Foreign and Non-Material Subsidiaries.    Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, (i) a Subsidiary shall not be required to become a party to any of the Security Documents so long as (A) the total assets of such Subsidiary shall be less than $10,000,000, and (B) the aggregate of the total assets of all such Subsidiaries with total asset values of less than $10,000,000 that are not Loan Parties shall not exceed $25,000,000, and (ii) no Domestic Loan Party shall be required to pledge (or cause to be pledged) more than 65% of the Equity Interests in any first tier Foreign Subsidiary, or any of the Equity Interests in any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document, if (i) to do so would subject such Borrower to liability for additional United States income taxes by virtue of Section 956 of the Code in an amount such Borrower considers material, and (ii) such Borrower provides the Administrative Agent with documentation, including computations prepared by such Borrower’s internal tax officer, its independent accountants or tax counsel, reasonably acceptable to the Required Lenders, in support thereof.

        (c)     Further Assurances.    The Borrowers will, and will cause each of their respective Subsidiaries to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrowers shall promptly pay the same upon demand.

        Section 6.11    Most Favored Covenant Status.    If any Loan Party at any time after the Closing Date enters into or modifies any Material Indebtedness Agreement such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Loan Party, other than those set forth herein or in any of the other Loan Documents, the Borrower Representative shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to the Borrower Representative (after a determination has been made by the Required Lenders that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), the Borrowers, the Administrative Agent and the Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Loan Documents, all at the election of the Administrative Agent and the Required Lenders.

        Section 6.12    Fiscal Years, Fiscal Quarters.    No Borrower shall change its or any of its Subsidiaries’ fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, made at the time such Person becomes a Subsidiary to conform to such Borrower’s fiscal year and fiscal quarters).

        Section 6.13     Senior Debt.    The Obligations shall, and the Borrowers shall take all necessary action to ensure that the Obligations shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior Secured Indebtedness of the Borrowers and each Subsidiary Guarantor.

ARTICLE VII.

NEGATIVE COVENANTS

        The Borrowers hereby covenant and agree that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full:

        Section 7.01    Changes in Business.    Neither the Borrowers nor any of their Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrowers and their Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Borrowers and their Subsidiaries on the Closing Date.

        Section 7.02    Consolidation, Merger, Acquisitions, Asset Sales, etc.    The Borrowers will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except that the following shall be permitted:

        (a)     Certain Intercompany Mergers.    If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into such Borrower, provided such Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary of any Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; (iii) the merger, consolidation or amalgamation of any Foreign Subsidiary with or into any other Foreign Subsidiary; (iv) any Asset Sale by any Loan Party to any other Loan Party, (v) any Asset Sale by any Foreign Subsidiary to any Loan Party; or (vi) any Asset Sale by any Foreign Subsidiary to any other Foreign Subsidiary;

        (b)     Acquisitions.    The Borrowers or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied; and

        (c)     Permitted Dispositions.    If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Borrowers or any of their Subsidiaries may consummate any Asset Sale, provided that: (i) the consideration for each such Asset Sale represents fair value and at least 80% of such consideration consists of cash; (ii) the cumulative aggregate value of the assets sold or transferred does not exceed 5% of the Borrowers’ Consolidated Net Worth for all such transactions completed during any fiscal year, (iii) in the case of any such transaction involving a sale of assets having a value in excess of $10,000,000, at least five Business Days prior to the date of completion of such transaction the applicable Borrower shall have delivered to the Administrative Agent an officer’s certificate executed on behalf of such Borrower by an Authorized Officer, which certificate shall contain (x) a description of the proposed transaction, and (y) a certification that no Default, Event of Default or Material Adverse Effect has occurred and is continuing, or would result from consummation of such transaction, and (iv) the proceeds of such Asset Sale are, to the extent required pursuant to Section 2.13(c)(v), applied as a prepayment of the Loans.

        Section 7.03     Liens.    The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of any of the Borrowers or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to a Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to:

        (a)     Standard Permitted Liens:    Standard Permitted Liens;

        (b)     Existing Liens, etc.:    Liens (i) in existence on the Closing Date that are listed on Schedule 7.03, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of the Indebtedness secured by such Liens is not increased and such Indebtedness is not secured by any additional assets;

        (c)     Purchase Money Liens:    Capital Leases, Synthetic Leases and Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by any Borrower or any Subsidiary, provided that (A) the maximum principal amount of Indebtedness secured thereby does not exceed $35,000,000 in the at any one time (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Leases, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of any Borrower or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; and

        (d)     Liens For Permitted Secured Indebtedness:    Liens securing the indebtedness described in Section 7.04(b) below.

        Section 7.04     Indebtedness.    The Borrowers will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrowers or any of their Subsidiaries, except:

        (a)     Loan Documents:    Indebtedness incurred under this Agreement and the other Loan Documents;

        (b)     Existing Indebtedness:    Indebtedness listed on Schedule 7.04 hereto and existing on the Closing Date, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

        (c)     Purchase Money Debt and Capital Lease Obligations:    Capital Lease Obligations, Synthetic Leases and other Indebtedness secured by Liens permitted pursuant to Section 7.03(c);

        (d)     Hedge Agreements:    Indebtedness of the Borrowers and their Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

        (e)     Guaranty Obligations:    Indebtedness constituting Guaranty Obligations permitted by Section 7.05;

        (f)     Subordinated Indenture:    the unsecured Indebtedness of GII in connection with the notes (including any replacement or exchange notes) issued pursuant to the Subordinated Indenture, so long as (i) all of such Indebtedness shall be Subordinated at all times, and (ii) the aggregate principal amount of such Indebtedness shall not exceed $204,000,000 at any time;

        (g)     Other Unsecured Debt:    other unsecured Indebtedness to the extent not permitted by any of the foregoing clauses, provided that at the time of any incurrence thereof after the date hereof, and after giving effect thereto, (i) the Borrowers and their Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $50,000,000;

        (h)     Other Subordinated Indebtedness:    (i) other unsecured Indebtedness of the Borrowers to the extent not permitted by any of the foregoing clauses, provided that (A) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (B) all of such Indebtedness shall be Subordinated at all times, (C) the Borrowers and their Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (D) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $75,000,000; and (ii) other unsecured Indebtedness of the Borrowers to the extent not permitted by any of the foregoing clauses, including clause (i) of this paragraph (h), provided that (A) all of such Indebtedness shall be Subordinated at all times and (B) such Indebtedness is incurred, and owed to a seller, in connection with a Permitted Acquisition;

        (i)     Foreign Subsidiary Indebtedness:    Indebtedness constituting Permitted Foreign Subsidiary Loans and Investments; and

        (j)     Intercompany Loans:    any intercompany loans (i) made by a Borrower or any Subsidiary of a Borrower to any Domestic Loan Party; or (ii) made by any Foreign Subsidiary of a Borrower to any other Foreign Subsidiary of a Borrower.

        Section 7.05    Investments and Guaranty Obligations.      The Borrowers will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

        (a)     Investments by any Borrower or any Subsidiary in cash and Cash Equivalents;

        (b)     any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

        (c)     the Borrowers and their Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

        (d)     Investments acquired by the Borrowers or any of their Subsidiaries (i) in exchange for any other Investment held by any such Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, or (ii) as a result of a foreclosure by a Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

        (e)     loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time outstanding;

        (f)     to the extent not permitted by the foregoing clauses, Investments existing as of the Closing Date and described on Schedule 7.05 hereto;

        (g)     any Guaranty Obligations in favor of the Lenders and any other benefited creditors under any Designated Hedge Agreements pursuant to the Loan Documents;

        (h)     Investments of the Borrowers and their Subsidiaries in Hedge Agreements;

        (i)     Investments (i) of any Borrower or any of their Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of any Borrower in any Domestic Loan Party made after the Closing Date, (iii) of any Domestic Loan Party in any other Domestic Loan Party made after the Closing Date, or (iv) constituting Permitted Foreign Subsidiary Loans and Investments;

        (j)     Investments of any Foreign Subsidiary in any other Subsidiary of any Borrower;

        (k)     intercompany loans and advances permitted by Section 7.04(j);

        (l)     the Acquisitions permitted by Section 7.02;

        (m)     any Guaranty Obligation incurred by any Domestic Loan Party with respect to Indebtedness of another Domestic Loan Party which Indebtedness is permitted by Section 7.04;

        (n)     Investments in joint ventures made on or after the Closing Date in an aggregate amount not to exceed $25,000,000 in any of the Borrowers’ fiscal years; and

        (o)     notes held by a Borrower or a Subsidiary evidencing a portion of the purchase price of an asset disposed of pursuant to Section 7.02(c).

        Section 7.06     Restricted Payments.    The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

        (a)     the Borrower or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

        (b)     (i) GSNY may declare and pay or make Restricted Payments to GII, (ii) any Subsidiary may declare and pay or make Restricted Payments to any Domestic Loan Party, and (iii) any Foreign Subsidiary may declare and pay or make Restricted Payments to any other Foreign Subsidiary or to any Domestic Loan Party;

        (c)     GII may declare and pay or make Cash Dividends, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrowers will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Cash Dividend, and (iii) the aggregate amount of all Cash Dividends made by GII during any fiscal year shall not exceed $10,000,000;

        (d)     if no Event of Default shall then exist or immediately thereafter shall begin to exist, the Borrowers may, in addition to the Cash Dividends permitted to be made pursuant to any other clause of this Section, make Capital Distributions not to exceed $35,000,000 in the aggregate since the Closing Date, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Borrower will be in compliance with the financial covenants set forth in Section 7.07 after giving pro forma effect to each such Capital Distribution; and

        (e)     any Borrower may make regularly scheduled payments of interest with respect to any Subordinated Indebtedness (including, in the case of the Subordinated Indenture, any additional interest payable in accordance with the terms of any related registration rights agreement), subject in each case to the terms and conditions (including the subordination terms) of such Subordinated Indebtedness.

        Section 7.07     Financial Covenants.

        (a)     Total Leverage Ratio.    The Borrowers will not at any time permit the Total Leverage Ratio to exceed (i) 4.25 to 1.00 from the Closing Date through September 29, 2006, (ii) 4.00 to 1.00 from September 30, 2006 through September 29, 2007 and (iii) 3.75 to 1.00 thereafter.

        (b)     Senior Leverage Ratio.    The Borrowers will not at any time permit the Senior Leverage Ratio to exceed (i) 3.25 to 1.00 from the Closing Date through September 29, 2006, (ii) 3.00 to 1.00 from September 30, 2006 through September 29, 2007 and (iii) 2.75 to 1.00 thereafter.

        (c)     Interest Coverage Ratio.    Borrowers will not at any time permit the Interest Coverage Ratio to be less than 2.75 to 1.0.

        (d)     Minimum Consolidated Net Worth.    The Borrowers will not permit Consolidated Net Worth to be less than $325,000,000 plus, commencing September 30, 2005, and as of the end of each fiscal quarter thereafter 50% of Cumulative Net Income (as defined below). Cumulative Net Income shall be determined as of the last day of each of the Borrowers’ fiscal quarters and shall be determined based upon the Consolidated Net Income of the Borrowers, on a consolidated basis for the Borrowers and their Subsidiaries as of the last day of each of the Borrowers’ fiscal quarters, from June 30, 2005 through the end of the fiscal quarter for which the calculation of Consolidated Net Worth is being made. For purposes of this Section, in no event shall Cumulative Net Income be less than $0.

        Section 7.08     Limitation on Certain Restrictive Agreements.    The Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of a Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrowers or any Subsidiary, or pay any Indebtedness owed to the Borrowers or a Subsidiary, or to make loans or advances to the Borrowers or any other Subsidiaries, or transfer any of its property or assets to the Borrowers or any other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) restrictions contained in the Subordinated Indenture relating to any Indebtedness permitted under Section 7.04(f), and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

        Section 7.09     Amendments to Material Indebtedness Agreements.    The Borrowers shall not, and shall not permit any Subsidiary to, amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Administrative Agent if any such amendment, restatement, supplement or other modification would, in the opinion of the Administrative Agent, materially impact the rights or remedies of the Administrative Agent and the Lenders hereunder.

        Section 7.10     Transactions with Affiliates.    The Borrowers will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrowers, any Subsidiary, and in the case of a Subsidiary, the Borrowers or another Subsidiary) (each, an “Affiliate Transaction”), except agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrowers, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation, and unless (i) the transaction is entered into in the ordinary course of business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors of GII and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the requirements set forth in clause (i) hereof), and (iii) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10,000,000, GII has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is either (x) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (b) fair to the Borrowers or such Subsidiary, as the case may be, from a financial point of view.

        Section 7.11     Plan Terminations, Minimum Funding, etc.    The Borrowers will not, and will not permit any ERISA Affiliate to terminate any Plan or Plans so as to result in liability of a Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to the greater of (i) (x) $5,000,000, or (y) 5% of the Borrowers’ Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrowers or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

        Section 7.12     Prepayments and Refinancings of Other Debt, etc.    After the Closing Date, the Borrowers will not, and will not permit any of their Subsidiaries to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of any Borrower or its Subsidiaries that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than $5,000,000 (other than the Obligations and intercompany loans and advances among a Borrower and its Subsidiaries); provided that a Borrower or any Subsidiary may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased.

        Section 7.13     Anti-Terrorism Laws.    Neither the Borrowers nor any of their Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Borrower.

ARTICLE VIII.

EVENTS OF DEFAULT

        Section 8.01     Events of Default.   Any of the following specified events shall constitute an Event of Default (each an "Event of Default"):

        (a)     Payments:    the Borrowers shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or

        (b)     Representations, etc.:    any representation, warranty or statement made by the Borrowers or any other Loan Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        (c)     Certain Covenants:    the Borrowers shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 6.01, 6.09, 6.10, 6.11, 6.12 or Article VII of this Agreement; or

        (d)     Other Covenants:    any Loan Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Loan Party obtaining knowledge of such default or (ii) the Borrowers receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

        (e)     Cross Default Under Other Agreements:    the Borrowers or any of their Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the Borrowers or any of their Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

        (f)     Subordinated Indenture:    if (i) any Event of Default (as defined in the Subordinated Indenture) shall occur under the Subordinated Indenture, (ii) the Obligations shall fail to constitute “Senior Indebtedness” (as defined in the Subordinated Indenture), (iii) if any Indebtedness other than the Obligations is designated as “Designated Senior Indebtedness” (as defined in the Subordinated Indenture) or (iv) any Indebtedness other than the Obligations is classified by GII as Indebtedness incurred pursuant to clause (l) of the second paragraph of Section 3.2 of the Subordinated Indenture; or

        (g)     Invalidity of Loan Documents or Liens:    (i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document to which it is a party and which has not been terminated in accordance with its terms; (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document to which it is a party and which has not been terminated in accordance with its terms, or purports to revoke, terminate or (other than in accordance with its terms) rescind any Loan Document; or (iv) the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than an affirmative act by the Administrative Agent or the failure of the Administrative Agent to take any action within its control; or

        (h)     Judgments:    (i) one or more judgments, orders or decrees shall be entered against any Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $25,000,000 or more in the aggregate for all such judgments, orders and decrees for the Borrowers and their Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against any Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $10,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

        (i)     Insolvency Event:    any Insolvency Event shall occur with respect to any Borrower or any Subsidiary; or

        (j)     ERISA:    (i) any of the events described in clauses (i) through (viii) of Section 6.01(e) shall have occurred; and (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; or

        (k)     Change of Control:    if there occurs a Change of Control.

        Section 8.02     Remedies.    Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower Representative, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Borrower or any other Loan Party in any manner permitted under applicable law:

        (a)     declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

        (b)     declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

        (c)     terminate any Letter of Credit that may be terminated in accordance with its terms; or

        (d)     direct the Borrowers to pay (and the Borrowers hereby agree that on receipt of such notice or upon the occurrence of an Event of Default with respect to the Borrowers under Section 8.01(i), it will pay) to the Administrative Agent an amount of cash equal to the aggregate Stated Amount of all Letters of Credit then outstanding (such amount to be held as security for the Borrowers’ and any other LC Obligor that is an account party) reimbursement obligations in respect thereof); and/or

        (e)     exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

        Section 8.03    Application of Certain Payments and Proceeds.    All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the other Loan Parties) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable documented attorneys’ fees, court costs and any foreclosure expenses;

(ii) second, to the payment pro rata of interest then accrued on the outstanding Loans;

(iii) third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent, any LC Issuer or any Lender under this Agreement in respect of the Loans or the LC Outstandings;

(iv) fourth, to the payment pro rata of (A) the principal balance then owing on the outstanding Loans, (B) the amounts then due under Designated Hedge Agreements to creditors of the Borrowers or any Subsidiary, subject to confirmation by the Administrative Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, and (C) the Stated Amount of the LC Outstandings (to be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof);

(v) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Sections 3.01, 3.02, 3.03 and 3.04 hereof, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(vi) sixth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent, to any LC Issuer or any Lender under this Agreement or any other Loan Document, and to any counterparties under Designated Hedge Agreements of the Borrowers and their Subsidiaries, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrowers or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

        Section 9.01     Appointment.    Each Lender hereby irrevocably designates and appoints KeyBank National Association as Administrative Agent to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank National Association as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have any rights as a third-party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrowers or any of their Subsidiaries.

        Section 9.02     Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03.

        Section 9.03     Exculpatory Provisions.    Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Borrowers or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any Subsidiary. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrowers or any of their Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

        Section 9.04    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers or any of their Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

        Section 9.05     Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        Section 9.06     Non-Reliance.    Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Borrowers or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrowers and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrowers or any of their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

        Section 9.07     No Reliance on Administrative Agent’s Customer Identification Program.    Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers or any of their Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

        Section 9.08     USA Patriot Act.    Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

        Section 9.09     Indemnification.    The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

        Section 9.10     The Administrative Agent in Individual Capacity.    The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers, their respective Subsidiaries and their respective Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

        Section 9.11     Successor Administrative Agent.    The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower Representative and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        Section 9.12     Other Agents.    Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

ARTICLE X.

GUARANTY

        Section 10.01     Guaranty by the Borrowers.    The Borrowers hereby unconditionally guarantee, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): (a) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Borrowers) under this Agreement, and (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code). Upon failure by any Loan Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrowers shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

        Section 10.02     Additional Undertaking.    As a separate, additional and continuing obligation, the Borrowers unconditionally and irrevocably undertake and agree, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrowers under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Borrowers as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

        Section 10.03     Guaranty Unconditional.    The obligations of the Borrowers under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

        (a)     any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

        (b)     any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

        (c)     any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

        (d)     any change in the corporate existence, structure or ownership of any Loan Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Loan Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

        (e)     the existence of any claim, set-off or other rights which the Borrowers may have at any time against any other Loan Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

        (f)     any invalidity or unenforceability relating to or against any other Loan Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party of any of the Borrower Guaranteed Obligations; or

        (g)     any other act or omission of any kind by any other Loan Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Article, constitute a legal or equitable discharge of the Borrowers’ obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

        Section 10.04     Borrowers Obligations to Remain in Effect; Restoration.    The Borrowers’ obligations under this Article shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrowers, any other Loan Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Loan Party, the Borrowers’ obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

        Section 10.05     Waiver of Acceptance, etc.    The Borrowers irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Loan Party or any other Person, or against any collateral or guaranty of any other Person.

        Section 10.06     Subrogation.    Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrowers shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Loan Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Loan Party in respect thereof.

        Section 10.07     Effect of Stay.    In the event that acceleration of the time for payment of any amount payable by any Loan Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Loan Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrowers under this Article forthwith on demand by the Administrative Agent.

ARTICLE XI.

MISCELLANEOUS

        Section 11.01     Payment of Expenses etc.    The Borrowers agree to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, but not limited to, reasonable costs of external legal counsel) in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, but not limited to, reasonable costs of external legal counsel) in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Loan Party; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation,  the reasonable fees and disbursements of any individual counsel to the Administrative Agent and any Lender (including, without limitation, allocated costs of internal counsel); (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

        Section 11.02     Indemnification.    The Borrowers agree to indemnify the Administrative Agent, Lead Arranger, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrowers or any of their Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrowers or any of their Subsidiaries, if such Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrowers or any of their Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

        Section 11.03     Right of Setoff.    In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower Representative or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of the Borrowers against and on account of the Obligations and liabilities of the Borrowers to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender and LC Issuer agrees to promptly notify the Borrower Representative after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

        Section 11.04     Equalization.

        (a)     Equalization.    If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.

        (b)     Recovery of Amounts.    If any amount paid to any Lender pursuant to subparts (i) or (ii) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

        (c)     Consent of Borrower.    The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

        Section 11.05     Notices.

        (a)     Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Borrower or any other Loan Party, c/o the Borrower Representative, at 3556 Lakeshore Road, Buffalo, New York 14219, Attention: Chief Financial Officer (Telecopier No. (716) 826-1589; Telephone No. (716) 826-6500;

(ii) if to the Administrative Agent, to it at the Notice Office; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party.

        (b)     Receipt of Notices.    Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

        (c)     Electronic Communications.    Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Sections 6.01(a), (b), (c), (d), (h) or (i) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrowers may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

        (d)     Change of Address, Etc.    Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

        Section 11.06     Successors and Assigns.

        (a)     Successors and Assigns Generally.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

        (b)     Participations.    Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee, provided that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Article III to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement.

        (c)     Assignments by Lenders.

(i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than, in the case of any Revolving Commitment, $5,000,000, and in the case of any Term Commitment, $1,000,000;

(B) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

(D) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, provided that only one such fee shall be payable in the event of a contemporaneous assignment to or by two or more Approved Funds.

(ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

(iii) At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower Representative and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(b).

(iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

(v) Nothing in this Section shall prevent or prohibit (A) any Lender that is an Approved Fund, a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (B) any Lender that is an Approved Fund, a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans for the benefit of holders of certificates or debt securities issued by it, including any such pledge to any trustee or agent for, or any other representatives of, such holder. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

        (d)     No SEC Registration or Blue Sky Compliance.    Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrowers to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

        (e)     Representations of Lenders.    Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

        (f)     Non-Consenting Lenders.    If, in connection with any proposed amendment, consent, waiver, release or termination of any of the provisions of this Agreement or any other Loan Document that requires the consent of all the Lenders, and the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is sought is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is sought are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more replacement Lenders in accordance with the provisions set forth below so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate each such non-consenting Lender’s Commitments and repay the outstanding Loans of each such non-consenting Lender; provided, however, that, unless the Commitments that are terminated and the Loans that are repaid pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), each Lender (determined after giving effect to the proposed action) shall specifically consent thereto. The Borrowers may, at the sole expense and effort of the Borrowers, upon notice to any Lender that the Borrowers desire to replace pursuant to clause (A) above, and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof).

        Section 11.07     No Waiver; Remedies Cumulative.    No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

        Section 11.08     Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

        (a)     This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

        (b)     Each of the Borrowers and each other Loan Party irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the LC Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or any other Loan Party or its properties in the courts of any jurisdiction.

        (c)     Each of the Borrowers or any other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)     Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.05. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

        (e)     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 11.09     Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower Representative and the Administrative Agent.

        Section 11.10     Integration.    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

        Section 11.11     Headings Descriptive.    The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        Section 11.12     Amendment or Waiver.

        (a)     Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrowers, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i) no change, waiver or other modification shall:

(A) increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender or increase the Total Credit Facility Amount without the consent of all the Lenders;

(B) extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender (it being understood that a modification to or waiver of Section 2.13(c)(iv), (v), (vi), or (vii) or to the definitions of Excess Cash Flow, Excess Cash Flow Prepayment Amount, Cash Proceeds or Net Cash Proceeds shall only require the consent of the Required Revolving Lenders and the Required Term Lenders);

(D) reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(ii) no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A) release the Borrowers from any of their obligations hereunder;

(B) release the Borrowers from their guaranty obligations under Article X or release any Loan Party from the Subsidiary Guaranty, except, in the case of a Subsidiary Guarantor, in accordance with a transaction permitted under this Agreement;

(C) release all or any substantial portion of the Collateral, except in connection with a transaction expressly permitted under this Agreement;

(D) amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders, Required Revolving Lenders or Required Term Lenders; or

(F) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(iii) No change in, or waiver or other modification otherwise affecting, the amount or time of payment of the Scheduled Repayments provided for in Section 2.13(b) to which a Term Lender shall be entitled shall be made without the written consent of each Term Lender and the Required Revolving Lenders.

        (b)     No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

        (c)     No provision of Article IX may be amended without the consent of the Administrative Agent and no provision of Section 2.04 may be amended without the consent of the Swing Line Lender.

        (d)     To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Subsidiary Guaranty or whose stock is pledged pursuant to the Security Agreement, such capital stock shall be released from the Security Agreement and such Subsidiary shall be released from the Subsidiary Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

        (e)     Notwithstanding anything in paragraph (a) of this Section 11.12 to the contrary, this Agreement and the other Loan Documents may be amended at any time and from time to time to increase the Total Revolving Commitment or to establish one or more Classes of Term Loans and/or Revolving Commitments by an agreement in writing entered into by the Borrowers, the Administrative Agent and each Person (including any Lender) that shall agree to provide such Commitment or make a Term Loan of any Class so established (and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the Commitment and/or Term Loans set forth in such agreement); provided that the aggregate outstanding principal amount of the new Term Loans and the new Commitments of all Classes shall at no time, without the consent of the Required Lenders, exceed $75,000,000. Any such agreement shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Class of Term Loans or Commitments established thereby (including the amount and final maturity thereof (which shall not be earlier than the Revolving Facility Termination Date), any provisions relating to the amortization or mandatory prepayment thereof, the interest to accrue and be payable thereon and any fees to be payable in respect thereof) and to effect such other changes (including changes to the provisions of this Section, Section 2.14 and the definition of “Required Lenders”) as the Borrowers and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Class; provided that no such agreement shall (i) effect any change described in any of clauses (i) and (ii) of paragraph (a) of this Section without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any increase in the Revolving Commitments or establishment of any Class of Term Loans will not, of itself, be deemed to effect any of the changes described in clauses (A), (C) or (D) of Section 11.12(a)(ii),(ii) amend Article VI, VII or VIII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits one or more Classes, but not all Classes, of Loans or Borrowings without the prior written consent of Lenders holding a majority in interest of the Loans and Commitments of each Class not so benefited (it being agreed that no provision requiring Borrower to prepay Term Loans of one or more Classes pursuant to Sections 2.13(c)(iv) through (vii) shall be deemed to violate this clause) or (iii) change any other provision of this Agreement or any other Loan Document that creates rights in favor of Lenders holding Loans or Commitments of any existing Class, other than as necessary or advisable in the judgment of the Administrative Agent to cause such provision to take into account, or to make the benefits of such provision available to, Lenders holding Term Loans of such new Class or such new Commitments. The Loans, Commitments and Borrowings of any Class established pursuant to this paragraph shall constitute Loans, Commitments and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Subsidiary Guaranty and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after the establishment of any such Class of Term Loans or any such new Commitments.

        Section 11.13     Survival of Indemnities.    All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

        Section 11.14     Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

        Section 11.15     Confidentiality.

        (a)     Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of any Loan Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, (9) with the consent of the Borrowers, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Loan Party and not otherwise in violation of this Section.

        (b)     As used in this Section, “Confidential Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided, however, that, in the case of information received from the Borrowers after the Closing Date, such information is clearly identified at the time of delivery as confidential.

        (c)     Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrowers hereby agree that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrowers, or any other Loan Party, of any of its obligations under this Agreement or any of the other Loan Documents.

        Section 11.16     Limitations on Liability of the LC Issuers.    The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

        Section 11.17     General Limitation of Liability.    No claim may be made by any Loan Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

        Section 11.18     No Duty.    All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrowers agree, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

        Section 11.19     Lenders and Agent Not Fiduciary to Borrowers, etc.    The relationship among the Borrowers and their Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Borrowers and their Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

        Section 11.20     Survival of Representations and Warranties.    All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

        Section 11.21     Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        Section 11.22     Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

        Section 11.23     Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

        Section 11.24     USA Patriot Act.    Each Lender subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA Patriot Act.

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        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GIBRALTAR INDUSTRIES, INC.
Address:	3556 Lake Shore Rd.	By:	/s/ David W. Kay
	P.O. Box 2028	Name:	David W. Kay
	Buffalo, New York 14219	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

GIBRALTAR STEEL CORPORATION OF NEW YORK
Address:	3556 Lake Shore Rd.	By:	/s/ David W. Kay
	P.O. Box 2028	Name:	David W. Kay
	Buffalo, New York 14219	Title:	Executive Vice President, Chief Financial
Officer and Treasurer

KEYBANK NATIONAL ASSOCIATION, as a Lender, LC Issuer, Swing Line Lender, Book Runner, and Lead Arranger and Administrative Agent
Address:	___________________________	By:	/s/ Scott A. Foye
	___________________________	Name:	Scott A. Foye
	___________________________	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender, LC Issuer and a Co-Syndication Agent
Address:	2300 Main Place Tower	By:	/s/ Robert J. McArdle
	Buffalo, NY 14202	Name:	Robert J. McArdle
		Title:	Vice President

HARRIS N.A., as a Lender and a Co-Syndication Agent
Address:	111 West Monroe St.	By:	/s/ Thad D. Rasche
	Chicago, Illinois 60603	Name:	Thad D. Rasche
		Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender and a Co-Documentation Agent
Address:	One HSBC Center	By:	/s/ John C. Wright
	Buffalo, New York 14203	Name:	John C. Wright
		Title:	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender and a Co-Documentation Agent
Address:	One Fountain Plaza – 12	By:	/s/ Jonathan Z. Falk
	Buffalo, NY 14203	Name:	Jonathan Z. Falk
		Title:	Vice President

US BANK, NATIONAL ASSOCIATION, as a Lender
Address:	1350 Euclid Ave – 11th Fl	By:	/s/ David J. Dannemiller
	Cleveland, Ohio 44115	Name:	David J. Dannemiller
		Title:	Vice President

BANK OF AMERICA, N.A., successor by merger to Fleet National Bank, as a Lender
Address:	Bank of America, N.A.	By:	/s/ Christopher S. Allen
	100 Federal Street	Name:	Christopher S. Allen
	Boston, MA 02110	Title:	Senior Vice President
MA5 – 100 – 07 – 06

NATIONAL CITY BANK OF PENNSYLVANIA, as a Lender
Address:	20 Stanwix Street	By:	/s/ Brian V. Ciaverella
	Loc. #46 – 25 – 192	Name:	Brian V. Ciaverella
	Pittsburgh, PA 15222	Title:	Senior Vice President

COMERICA BANK, as a Lender
Address:	Comerica Tower, MC 3279	By:	/s/ Sarah R. West
	500 Woodward Avenue	Name:	Sarah R. West
	Detroit, MI 48226	Title:	Account Officer

CITIZENS BANK, as a Lender
Address:	115 Lawrence Bell Drive	By:	/s/ Thomas Giles
	Williamsville, NY 14221	Name:	Thomas Giles
		Title:	Vice President

EXHIBITS

AND

SCHEDULES

Schedule 1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Facility Percentage as of the Closing Date	Term Commitment

KeyBank National Association	$45,000,000	15%	$210,000,000

Manufacturers and Traders Trust Company	$36,000,000	12%	$ 4,000,000

JPMorgan Chase Bank, N.A	$33,000,000	11%	N/A

Harris N.A.	$33,000,000	11%	N/A

HSBC Bank USA, National Association	$33,000,000	11%	N/A

US Bank, National Association	$33,000,000	11%	N/A

Bank of America, N.A., successor by merger to Fleet	$33,000,000	11%	$ 4,000,000
National Bank

National City Bank of Pennsylvania	$33,000,000	11%	$ 4,000,000

Comerica Bank	$21,000,000	7%	$ 4,000,000

Citizens Bank, N.A.	N/A	N/A	$ 4,000,000

Total:	$300,000,000.00	100.00%	$230,000,000.00

Exhibit A-1

REVOLVING NOTE

$ __________________	Buffalo, New York As of December 8, 2005

        FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK (collectively, “Borrowers”), jointly and severally, hereby unconditionally promise to pay on the Revolving Facility Termination Date (as defined in the Credit Agreement hereinafter referred to) to the order of __________________________ (“Lender”), the principal sum equal to the lesser of (a) ___________________ or (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement (as defined below), together with interest at the rate and on the terms as specified herein. “Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 8, 2005 among the Borrowers, KeyBank National Association, as Administrative Agent, Swing Line Lender, LC Issuer, Lead Arranger and Sole Book Runner (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same may be amended from time to time. All capitalized terms used in this Note and not otherwise defined shall have the meanings set forth in the Credit Agreement.

        This Note shall bear interest at the rates and on the dates determined in accordance with Section 2.09 of the Credit Agreement.

        Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds at the Payment Office.

        The Lender is authorized to inscribe on the schedule attached hereto and constituting a part hereof and any continuation thereof (“Schedule”), the date of the making of each Revolving Loan or conversion of any portion of this Note to a Base Rate Loan or a Eurodollar Loan, the date of the continuation of any Eurodollar Loan, the amount of each Loan, its character as a Base Rate Loan or a Eurodollar Loan, the dates on which each Interest Period shall begin and end, each payment of principal and the aggregate unpaid balance of this Note. Each entry on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Lender to make, and no error by the Lender in making, any inscription on the Schedule shall affect the obligation of the Borrowers to repay the full principal amount of the Revolving Loans made by the Lender to the Borrowers or the obligation of the Borrowers to pay interest thereon at the agreed upon rate.

        No failure by the Lender to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent or the Lender of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender, or of the Administrative Agent for the benefit of the Lender, as herein specified are cumulative and not exclusive of any other rights or remedies, including those set forth in the Credit Agreement and the Subsidiary Guaranty.

        Upon the happening of one or more Events of Default as described in Section 8.01 of the Credit Agreement, this Note may be accelerated in accordance with Section 8.02 of the Credit Agreement.

        The Borrowers hereby waive diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

        This Note is one of the Revolving Notes referred to in the Credit Agreement, to which reference is hereby made with respect to prepayment and rights of acceleration of the principal hereof on the occurrence of certain events.

        EACH OF THE PARTIES TO THIS NOTE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

        This Note shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules.

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

SCHEDULE

REVOLVING LOANS

DATE LOAN MADE	AMOUNT OF LOAN	BASIS OF INTEREST RATE (BASE RATE OR EURO- DOLLAR RATE)	INTEREST PERIOD DATES	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL

Exhibit A-2

SWING LINE NOTE

$20,000,000.00	Buffalo, New York As of December 8, 2005

        FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK (collectively, “Borrowers”), jointly and severally, hereby unconditionally promise to pay on the Swing Loan Maturity Date (as defined in the Credit Agreement hereinafter referred to) to the order of KEYBANK NATIONAL ASSOCIATION (“Lender”), the principal sum equal to the lesser of (a) $20,000,000.00 (TWENTY MILLION DOLLARS) or (b) the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement (as defined below), together with interest at the rate and on the terms as specified herein. “Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 8, 2005 among the Borrowers, KeyBank National Association, as LC Issuer, Lead Arranger, Sole Book Runner, Swing Line Lender and Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same may be amended from time to time. All capitalized terms used in this Note and not otherwise defined shall have the meanings set forth in the Credit Agreement.

        This Note shall bear interest at the rates and on the dates determined in accordance with Section 2.09 of the Credit Agreement.

        Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds at the Payment Office.

        The Lender is authorized to inscribe on the schedule attached hereto and constituting a part hereof and any continuation thereof (“Schedule”), the date of the making of each Swing Loan, the amount of, and Swing Loan Maturity Date applicable to, each Swing Loan, each payment of principal and the aggregate unpaid balance of this Note. Each entry on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Lender to make, and no error by the Lender in making, any inscription on the Schedule shall affect the obligation of the Borrowers to repay the full principal amount of the Swing Loans made by the Lender to the Borrowers or the obligation of the Borrowers to pay interest thereon at the agreed upon rate.

        No failure by the Lender to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent or the Lender of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender, or of the Administrative Agent for the benefit of the Lender, as herein specified are cumulative and not exclusive of any other rights or remedies, including those set forth in the Credit Agreement and the Subsidiary Guaranty.

        Upon the happening of one or more Events of Default as described in Section 8.01 of the Credit Agreement, this Note may be accelerated in accordance with Section 8.02 of the Credit Agreement.

        The Borrowers hereby waive diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

        This Note is one of the Swing Line Notes referred to in the Credit Agreement, to which reference is hereby made with respect to prepayment and rights of acceleration of the principal hereof on the occurrence of certain events.

        EACH OF THE PARTIES TO THIS NOTE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

        This Note shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules.

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

SCHEDULE

SWING LOANS

DATE LOAN MADE	AMOUNT OF LOAN	BASIS OF INTEREST RATE (BASE RATE OR EURO- DOLLAR RATE)	INTEREST PERIOD DATES	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL

Exhibit A-3

TERM NOTE

$ __________________	Buffalo, New York As of December 8, 2005

        FOR VALUE RECEIVED, the undersigned, GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK (collectively, “Borrowers”), jointly and severally, hereby unconditionally promise to pay on the Term Loan Maturity Date (as defined in the Credit Agreement hereinafter referred to) to the order of ________________________________ (“Lender”), the principal sum of $_________________, together with the unpaid interest thereon at the rate and on the terms as specified herein. “Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 8, 2005 among the Borrowers, KeyBank National Association, as LC Issuer, Lead Arranger, Sole Book Runner, Swing Line Lender and Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same may be amended from time to time. All capitalized terms used in this Note and not otherwise defined shall have the meanings set forth in the Credit Agreement.

        This Note shall bear interest at the rates and on the dates determined in accordance with Section 2.09 of the Credit Agreement. The Borrowers promise to pay interest on the unpaid principal amount of the Term Loan, from the date of the Term Loan until the payment in full thereof in accordance with Section 2.09 of the Credit Agreement.

        Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds at the Payment Office.

        No failure by the Lender to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent or the Lender of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender, or of the Administrative Agent for the benefit of the Lender, as herein specified are cumulative and not exclusive of any other rights or remedies, including those set forth in the Credit Agreement and the Subsidiary Guaranty.

        Upon the happening of one or more Events of Default as described in Section 8.01 of the Credit Agreement, this Note may be accelerated in accordance with Section 8.02 of the Credit Agreement.

        The Borrowers hereby waive diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

        This Note is one of the Term Notes referred to in the Credit Agreement, to which reference is hereby made with respect to prepayment and rights of acceleration of the principal hereof on the occurrence of certain events.

        EACH OF THE PARTIES TO THIS NOTE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OF THE LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

        This Note shall be construed under, and governed by, the laws of the State of New York, without regard to its conflict of laws rules.

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

Exhibit B-1

NOTICE OF BORROWING

_______________, 20__

KeyBank National Association,
        as Administrative Agent for the Lenders party
        to the Credit Agreement referred to below
127 Public Square
Cleveland, Ohio 44114
        Attention: _________________________________________________

Re:        Notice of Borrowing under the Credit Agreement Referred to Below

Ladies and Gentlemen:

        The undersigned, GIBRALTAR INDUSTRIES, INC., a Delaware corporation, and GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (collectively, “Borrowers”), refer to the Amended and Restated Credit Agreement, dated as of December 8, 2005 (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Borrowers, KeyBank National Association, as LC Issuer, Lead Arranger, Sole Book Runner, Swing Line Lender and Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, and hereby give you notice, irrevocably, pursuant to Section 2.06 of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth in the schedule attached hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.06(b) of the Credit Agreement.

        The undersigned hereby specifies that the Proposed Borrowing will consist of Loans as indicated in the schedule attached hereto.

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	no Default or Event of Default has occurred and is continuing;

(ii)	no Material Adverse Effect has occurred; and

(iii)	all representations and warranties of the Loan Parties contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date hereof and on and as of the date of the Proposed Borrowing, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

Very truly yours,

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

BORROWING SCHEDULE

Proposed Borrowing #1:

Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans

	Base Rate Loans		One Month

	Eurodollar Loans		Two Months

	Swing Loans		Three Months

________, 200__		$_______________	Six Months

	[Circle one of above]		[Circle one of above]

Proposed Borrowing #2:

Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans

	Base Rate Loans		One Month

	Eurodollar Loans		Two Months

	Swing Loans		Three Months

________, 200__		$_______________	Six Months

	[Circle one of above]		[Circle one of above]

Exhibit B-2

NOTICE OF
CONTINUATION OR CONVERSION

        The undersigned hereby certifies to KeyBank National Association, as Administrative Agent for the benefit of the Lenders in accordance with the terms of an Amended and Restated Credit Agreement among the undersigned, KeyBank National Association, as LC Issuer, Lead Arranger, Sole Book Runner, Swing Line Lender and Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, dated as of December 8, 2005 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), as the same from time to time may be amended, supplemented or otherwise modified, that:

        The undersigned irrevocably requests or has requested by telephone or facsimile notice a:

(Check One)

[ ]	conversion

[ ]	continuation

of a

(Check One)

[ ]	Eurodollar Loan

[ ]	Base Rate Loan

to a

(Check One)

[ ]	Eurodollar Loan

[ ]	Base Rate Loan

in the amount of $_____________ for an Interest Period, if applicable, of

(Check One)

Interest Period

[ ]	one month

[ ]	two months

[ ]	three months

[ ]	six months

The proposed conversion/continuation is to be made on the ____ day of ____________, 20__.

        WITNESS the signature of the undersigned authorized signatory this ___ day of _____________, 20__.

GIBRALTAR INDUSTRIES, INC.

By:	_________________________________________________
Name:	_________________________________________________
Title:	_________________________________________________

EXHIBIT B-3

LETTER OF CREDIT REQUEST

No. ______________

Dated __________, 200__

KeyBank National Association,
        as Administrative Agent for the Lenders party
        to the Credit Agreement referred to below
127 Public Square
Cleveland, Ohio 44114
        Attention: Letter of Credit Operations

Ladies and Gentlemen:

        The undersigned, GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK (collectively, “Borrowers”), refer to the Amended and Restated Credit Agreement, dated as of December 8, 2005, among the undersigned, KeyBank National Association, as LC Issuer, Lead Arranger, Sole Book Runner, Swing Line Lender and Administrative Agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same from time to time may be amended, supplemented or otherwise modified (the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined).

        The undersigned hereby requests that                , as a LC Issuer, issue a Letter of Credit on           , 200__ (the “Date of Issuance”) in the aggregate amount of $_____________, for the account of ____________________.

        The beneficiary of the requested Letter of Credit will be __________, and such Letter of Credit will be in support of ___________ and will have a stated termination date of _____________.

        The undersigned hereby certifies that after giving effect to the requested issuance of the Letter of Credit:

(i)	$_________ principal amount of Loans will be outstanding; and

(ii)	the LC Outstandings will be $___________.

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(i)	no Default or Event of Default has occurred and is continuing;

(ii)	no Material Adverse Effect has occurred; and

(iii)	all representations and warranties of the Loan Parties contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date hereof and on and as of the Date of Issuance, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

        Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

Exhibit C-1

AMENDED AND RESTATED SUBSIDIARY GUARANTY

See Attached.

Exhibit C-2

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

See Attached.

Exhibit D

COMPLIANCE CERTIFICATE OF
GIBRALTAR INDUSTRIES, INC. AND GIBRALTAR
STEEL CORPORATION OF NEW YORK

_____________, 20__

        The undersigned does hereby certify that he is the ____________________ of Gibraltar Industries, Inc., a Delaware corporation (“GII”), and the ______________ of Gibraltar Steel Corporation of New York, a New York corporation (“GSNY,” and together with GII, the “Borrowers”), and that in such capacities, is authorized to execute and deliver this compliance certificate (this “Certificate”), in the name of and on behalf of the Borrowers. This Certificate is being delivered pursuant to Section 6.01(c) of the Amended and Restated Credit Agreement, dated as of December 8, 2005 (the “Credit Agreement”), among the Borrowers, KeyBank National Association as Administrative Agent, Swing Line Lender, LC Issuer, Lead Arranger and Sole Book Runner (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same may be amended from time to time. Capitalized terms used herein and not otherwise defined have the respective meanings given to them in the Credit Agreement.

        THE UNDERSIGNED DOES FURTHER CERTIFY THAT as of the date of hereof:

(i)	Except as may be set forth on Exhibit A attached hereto, no Default or Event of Default exists; and

(ii)	The representations and warranties of the Borrowers contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date hereof, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made.

        Set forth on the Exhibit B attached hereto are the calculations required to establish compliance with the provisions of Section 7.07.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate in the name of and on behalf of Gibraltar Industries, Inc. and Gibraltar Steel Corporation as of the date first set forth above.

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By:	_________________________________________________
Name:	_________________________________________________
Title:	_________________________________________________

Exhibit E

CLOSING CERTIFICATE OF
GIBRALTAR INDUSTRIES, INC. AND GIBRALTAR
STEEL CORPORATION OF NEW YORK

        I, David W. Kay, do hereby certify that I am the Executive Vice President, Chief Financial Officer and Treasurer of Gibraltar Industries, Inc., a Delaware corporation (“GII”), and the Executive Vice President, Chief Financial Officer and Treasurer of Gibraltar Steel Corporation of New York, a New York corporation (“GSNY,” and together with GII, the “Borrowers”), and that in such capacities, I am authorized to execute and deliver this closing certificate (this “Certificate”), in the name of and on behalf of the Borrowers. This Certificate is being delivered pursuant to Sections 4.01(xiv) and 4.01(xx) of the Amended and Restated Credit Agreement, dated as of December 8, 2005 (the “Credit Agreement”), among the Borrowers, KeyBank National Association as Administrative Agent, Swing Line Lender, LC Issuer, Lead Arranger and Sole Book Runner (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same may be amended from time to time. Capitalized terms used herein and not otherwise defined have the respective meanings given to them in the Credit Agreement.

        I DO FURTHER CERTIFY THAT as of the Closing Date, and before and after giving effect to the initial Borrowings under the Credit Agreement and the application of the proceeds thereof,

        1.    No Default or Event of Default has occurred or is continuing;

        2.    All the representations and warranties of the Loan Parties contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects on and as of the Closing Date, except that as to any such representations and warranties that expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made; and

        3.    After giving effect to the making of the Loans contemplated by the Credit Agreement, the Total Leverage Ratio is less than 3.25 to 1.00.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate in the name of and on behalf of Gibraltar Industries, Inc. and Gibraltar Steel Corporation this ___ day of December, 2005.

GIBRALTAR INDUSTRIES, INC. GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

Exhibit F

SOLVENCY CERTIFICATE OF
GIBRALTAR INDUSTRIES, INC. AND GIBRALTAR
STEEL CORPORATION OF NEW YORK

        The undersigned hereby certifies to KeyBank National Association, as Administrative Agent (“Administrative Agent”) that he is the Executive Vice President, Chief Financial Officer and Treasurer of Gibraltar Industries, Inc., a corporation formed under the laws of Delaware (“GII”), and that as such he is familiar with its properties, business and assets and is authorized to execute this certificate on behalf of GII in connection with the Amended and Restated Credit Agreement dated as of December 8, 2005 among the Borrowers, KeyBank National Association as Administrative Agent, Swing Line Lender, LC Issuer, Lead Arranger and Sole Book Runner, JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein, as the same may be amended from time to time (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined have the respective meanings given to them in the Credit Agreement. The undersigned does hereby further certify to the Administrative Agent that:

        1.    As of the date hereof, after taking into account the transactions contemplated by the other Loan Documents, as defined in the Credit Agreement, the fair value of any and all property of each of the Borrowers and the Borrowers and their Subsidiaries taken as a whole is greater than the total amount of liabilities, including contingent liabilities, of the Borrowers and the Borrowers and their Subsidiaries taken as a whole, respectively.

        2.    As of the date hereof, after taking into account the transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair salable value of the assets of each of the Borrowers and the Borrowers and their Subsidiaries taken as a whole is not less than the amount that will be required to pay the probable liability of each of the Borrowers and the Borrowers and their Subsidiaries taken as a whole, respectively, on its existing debts as they become absolute and matured.

        3.    In reaching the conclusions set forth in paragraph 2 and 3 above, we have considered, among other things:

        (a)     the cash and other current assets of the Borrowers reflected in the Borrowers’ Opening Pro Forma and Projected Balance Sheets reflecting the transactions contemplated by the Credit Agreement, copies of which have been delivered to the Administrative Agent (the “Balance Sheets”);

        (b)     the most recent asset appraisal reports, concerning the fair market value of the assets of the Borrowers;

        (c)     the experience of management of the Borrowers in operating the Borrowers’ business; and

        (d)     all contingent liabilities of the Borrowers and their Subsidiaries known to me, including, among other things, claims arising out of, pending, or to our knowledge, threatened litigation against the Borrowers and their Subsidiaries and pension liabilities.

        4.    As of the date hereof, after taking into account the transactions contemplated by the Loan Documents, each of the Borrowers, and the Borrowers and their Subsidiaries taken as a whole, is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. In reaching the conclusion set forth in this paragraph, we have considered, among other things:

        (a)     the cash and other current assets of the Borrowers reflected in the Balance Sheets;

        (b)     the historical and anticipated income stream generated by the Borrowers and their Subsidiaries, as reflected in, among other things, the Cash Flow Projections; and

        (c)     the customary terms of trade payables in the business in which the Borrowers are engaged.

        5.    As of the date hereof, after taking into account the transactions contemplated by the Loan Documents, neither the Borrowers, nor the Borrowers and their Subsidiaries taken as a whole, has an unreasonably small capital or will be left with an unreasonably small capital. In reaching the conclusion set forth in this paragraph, we have considered, among other things, the level of capital customarily maintained by other entities engaged in the business in which the Borrowers are engaged.

        6.    For purposes of this Certificate, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all of the relevant facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        7.    Borrowers do not intend to hinder, delay or defraud either present or future creditors or any other person to which the Borrowers are or, on or after the date hereof, will become indebted.

        IN WITNESS WHEREOF, I have executed this certificate in my capacity as an officer of the GII this ___ day of ____________, 2005.

GIBRALTAR INDUSTRIES, INC.

By: /s/ David W. Kay
Name: David W. Kay
Title: Executive Vice President,
Chief Financial Officer and Treasurer

Exhibit G

ASSIGNMENT AGREEMENT

DATE:_____________

        Reference is made to the Amended and Restated Credit Agreement, dated as of December 8, 2005 (as amended, modified or supplemented from time to time, the “Credit Agreement”; terms defined or referenced therein and not otherwise defined or referenced herein being used herein as therein defined or referenced), among Gibraltar Industries, Inc., Gibraltar Steel Corporation of New York, KeyBank National Association as Administrative Agent, Swing Line Lender, LC Issuer, Lead Arranger and Sole Book Runner (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein.

        _____________ (the “Assignor”) and ______________ (the “Assignee”) hereby agree as follows:

        1.    The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I (the “Assigned Share”) of all of Assignor’s outstanding rights and obligations under the Credit Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor’s Commitment and of the Loans, Unpaid Drawings and the Notes held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth in Item 4 of Annex I.

        2.    The Assignor: (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement, that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any of their Subsidiaries or the performance or observance by the Borrowers or any of the other Loan Parties of any of their obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.

        3.    The Assignee: (a) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (b) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with the terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) to the extent legally entitled to do so, attaches the forms described in Section 11.06(c) of the Credit Agreement.

        4.    Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Administrative Agent and the receipt by the Administrative Agent of the administrative fee referred to in Section 6.01(c)(i)(D) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I hereto (the “Settlement Date”).

        5.    Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

        6.    It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (a) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I, (b) all Facility Fees (if applicable) on the Assigned Share of the Commitment at the rate specified in Item 7 of Annex I, and (c) all LC Fees (if applicable) on the Assignee’s participation in all Letters of Credit at the rate specified in Item 8 of Annex I hereto, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Facility Fees and LC Fees, to be paid by the Administrative Agent, upon receipt thereof from the Borrowers, directly to the Assignee. It is further agreed that all payments of principal made by the Borrowers on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing that represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement that are outstanding on the Settlement Date, net of any closing costs, and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

        7.    THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By:	_________________________________________________
Name:	_________________________________________________
Title:	_________________________________________________

[NAME OF ASSIGNEE]

By:	_________________________________________________
Name:	_________________________________________________
Title:	_________________________________________________

Acknowledged and Agreed:

KEYBANK NATIONAL ASSOCIATION,
      as Administrative Agent

By: ______________________________

ANNEX I
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	The Borrowers:

GIBRALTAR INDUSTRIES, INC. and GIBRALTAR STEEL CORPORATION OF NEW YORK

2.	Name and Date of Credit Agreement:

Amended and Restated Credit Agreement, dated as of December __, 2005, among Gibraltar Industries, Inc., Gibraltar Steel Corporation of New York, KeyBank National Association as Administrative Agent, Swing Line Lender, LC Issuer, Lead Arranger and Sole Book Runner, JPMorgan Chase Bank, N.A., as LC Issuer and Co-Syndication Agent, Harris N.A., as Co-Syndication Agent, HSBC Bank USA, National Association and Manufacturers and Traders Trust Company, as Co-Documentation Agents, and the Lenders named therein.

3.	Date of Assignment Agreement:

_________ ___, 200__

4.	Amounts (as of date of item #3 above):

	Commitment		Loans

Aggregate Amount for all Lenders	$_____		$_____

Assigned Share	_____	%	_____	%

Amount of Assigned Share	$_____		$_____

Amount Retained by Assignor	$_____		$_____

5.	Settlement Date:

_______________ _______, _________

6.	Rate of Interest
to the Assignee:	As set forth in Section 2.09 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

7.	Facility
Fee:	As set forth in Section 2.11(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

8.	LC Fees:	As set forth in Section 2.11(b) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).

9.	Notices:

ASSIGNOR:	ASSIGNEE:
___________________________________	___________________________________
___________________________________	___________________________________
___________________________________	___________________________________
Attention:	Attention:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

10.	Payment Instructions:

ASSIGNOR:	ASSIGNEE:
___________________________________	___________________________________
___________________________________	___________________________________
___________________________________	___________________________________
ABA No.	ABA No.
Account No.:	Account No.:
Reference:	Reference:
Attention:	Attention:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

SCHEDULE 2

SUBSIDIARIES

Air Vent Inc.

Alabama Metal Industries Corporation

Appleton Supply Co., Inc.

B&W Heat Treating Corp.

B&W of Michigan, Inc.

B&W Leasing, LLC

Brazing Concepts Company

Carolina Commercial Heat Treating, Inc.

Cleveland Pickling, Inc.

Construction Metals Inc.

Diamond Perforated Metals, Inc.

Gator Grate, Inc.

Gibraltar International, Inc.

Gibraltar Strip Steel, Inc.

GSCNY Corp.

Harbor Metal Treating Co.

Harbor Metal Treating of Indiana, Inc.

Hi-Temp Heat Treating, Inc.

International Grating, Inc.

K & W Metal Fabricators, Inc.

Pennsylvania Industrial Heat Treaters, Inc.

SCM Metal Products, Inc.

Sea Safe, Inc.

Solar Group, Inc.

Solar of Michigan, Inc.

Southeastern Metal Manufacturing Company, Inc.

United Steel Products Company, Inc.

Wm. R. Hubbell Steel Corporation

SCHEDULE 5.01

SUBSIDIARIES

1.	The following Subsidiaries are wholly-owned directly by Gibraltar Steel Corporation of New York which, in turn, is wholly-owned by Gibraltar Industries, Inc.:

Air Vent Inc.
B&W of Michigan, Inc.
Brazing Concepts Company
Carolina Commercial Heat Treating, Inc.
Construction Metals Inc.
Gibraltar International, Inc.
Gibraltar of Ohio*
GIT Limited*
GSCNY Corp.
GSC Flight Services Corp.*
Harbor Metal Treating Co.
Harbor Metal Treating of Indiana, Inc.
Hi-Temp Heat Treating, Inc.
K&W Metal Fabricators, Inc.
Pennsylvania Industrial Heat Treaters, Inc.
Renown Specialties Company Ltd.*
SCM Metal Products, Inc.
Solar of Michigan, Inc.
Southeastern Metals Manufacturing Company, Inc.
United Steel Products Company, Inc.
Wm. R. Hubbell Steel Corporation

2.	The following Subsidiaries are directly and wholly-owned by Gibraltar Industries, Inc.:

Alabama Metal Industries Corporation Appleton Supply Co., Inc. Cleveland Pickling, Inc. Gibraltar Strip Steel, Inc. Solar Group, Inc.

3.	The following Subsidiary is wholly-owned directly by Gibraltar International, Inc.:

Gibraltar Pacific, Inc.*

4.	The following Subsidiaries are wholly-owned directly by Alabama Metal Industries Corporation which, in turn, is wholly-owned by Gibraltar Industries, Inc.:

AMICO Canada, Inc.* Diamond Perforated Metals, Inc. Gator Grate, Inc. International Grating, Inc. Sea Safe, Inc.

    4.        The remainder of the Subsidiaries are owned as follows:

Subsidiary	Direct Ownership	Indirect Ownership

B&W Heat Treating Corp.	Gibraltar International, Inc. 100%	GSCNY**- 100%
B&W Leasing, LLC	B&W of Michigan, Inc. 100%	GSCNY-100%
Gibraltar of Illinois*	Gibraltar of Ohio* 100%	GSCNY- 100%
Curie-International (Suzhou) Co., Ltd.*	Gibraltar Pacific, Inc. 100% *	GSCNY- 100%

*Not a Subsidiary Guarantor **GSCNY= Gibraltar Steel Corporation of New York

SCHEDULE 7.03

EXISTING LIENS

        (a)     mortgages on real property owned by the Borrowers and the Subsidiaries securing an amount not to exceed $10,000,000 in the aggregate;

        (b)     Liens in connection with the guaranty by Gibraltar Industries, Inc. f/k/a Gibraltar Steel Corporation of certain obligations of Brazing Concepts Company not to exceed $1,500,000;

        (c)     Liens in connection with the Credit Agreement; and

        (d)     Liens referenced in the attached UCC search chart.

SCHEDULE 7.04

PERMITTED INDEBTEDNESS

        (a)     Indebtedness of Brazing Concepts Company to Bank One Michigan in an amount not exceeding $1,900,000; and

        (b)     Leases secured by the UCC Financing Statements referenced on Schedule 7.3.

        (c)     Indebtedness in an aggregate amount not exceeding $5,400,000 pursuant to Subordinated Promissory Notes executed in connection with the purchase of Construction Metals, Inc.

SCHEDULE 7.05

INVESTMENTS/GUARANTIES

        I.     Investments

        (a)     Joint venture resulting from the purchase by GSCNY Corp. of a 50% membership interest in Gibraltar DFC Strip Steel, LLC from the Duferco Farrell Corp. pursuant to that certain Membership Purchase Agreement by and between GSCNY Corp., Duferco Farrell Corp. and Duferco Participations Holding Limited dated December 1, 2003; and

        (b)     Gibraltar Industries, Inc. owns 35 (35 of 100) issued and outstanding shares of common stock of Cleveland Pickling, Inc.

        II.     Guaranties

        (a)     Guaranty by Gibraltar Industries, Inc. f/k/a Gibraltar Steel Corporation of certain Indebtedness of Brazing Concepts Company not to exceed $1,500,000.